     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1999

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            STUDENT ADVANTAGE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               8699                              04-3263743
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210
                                 (617) 912-2011
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             RAYMOND V. SOZZI, JR.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            STUDENT ADVANTAGE, INC.
                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210
                                 (617) 912-2011
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 MARK G. BORDEN, ESQ.                               LAWRENCE S. WITTENBERG, ESQ.
                  HALE AND DORR LLP                               TESTA, HURWITZ & THIBEAULT, LLP
                   60 STATE STREET                                        125 HIGH STREET
             BOSTON, MASSACHUSETTS 02109                            BOSTON, MASSACHUSETTS 02110
              TELEPHONE: (617) 526-6000                              TELEPHONE: (617) 248-7000
               TELECOPY: (617) 526-5000                               TELECOPY: (617) 248-7100

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS OF SECURITIES TO                    PROPOSED MAXIMUM                AMOUNT OF
                       BE REGISTERED                          AGGREGATE OFFERING PRICE (1)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share......................         $80,500,000                     $22,379
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 1999

                                     [LOGO]

                                                 SHARES
                                  COMMON STOCK

     Student Advantage, Inc. is offering                     shares of its
common stock. This is Student Advantage's initial public offering and no public market currently exists for its shares. We have applied for approval for quotation on the Nasdaq National Market under the symbol "STAD" for the shares we are offering. We anticipate that the initial public offering price will be
between $     and $     per share.

                         ------------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                         ------------------------------

                                                               PER SHARE       TOTAL
                                                               ---------       -----
Public Offering Price.......................................  $             $
Underwriting Discounts and Commissions......................  $             $
Proceeds to the Company.....................................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Student Advantage has granted the underwriters a 30-day option to purchase
up to an additional           shares of common stock to cover over-allotments.
BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock
to purchasers on                     , 1999.

                         ------------------------------

BANCBOSTON ROBERTSON STEPHENS
                            PRUDENTIAL SECURITIES
                                     VOLPE BROWN WHELAN & COMPANY
           The date of this Prospectus is                     , 1999.

     [The inside front cover depicts five computer screen shots of Student Advantage's Web site. The Student Advantage logo is at the top of the page and the heading beneath the logo is "Studentadvantage.com." The top computer screen shot depicts the home page of www.studentadvantage.com. The two middle screens show content provided by "College News" through the U-Wire news feed and services available from many corporate partners via "E-Commerce." The bottom two screens depict other resources available such as "Bulletin Boards" and "Address book & E-mail" screens.]

     The graphic covering the gatefold pages depicts various products and services provided to the three communities served by Student Advantage. The heading Student Advantage is centered across the top of the two pages. The upper left corner with the heading "Students" depicts a graphic of the 1998 - 1999 Student Advantage membership card. In the lower left corner is a graphic of four covers of the Student Advantage magazine. A graphic of five computer screens described on the inside front cover is centered across the middle of the two pages. In the upper right corner is the heading, universities. Beneath this is a graphic of the U-Wire logo. A map of the United States and the heading "Businesses" are centered on the bottom of the page. Logos from the following corporate sponsors are placed on the map: Amtrak, Tower Records, AT&T, America Online, Lexis, Nexis, USA Today and Excite.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "STUDENT ADVANTAGE," THE "COMPANY," "WE," "US" AND "OUR" REFER TO STUDENT ADVANTAGE, INC.

     UNTIL                     , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................     7
Use of Proceeds.............................................    16
Dividend Policy.............................................    16
Capitalization..............................................    17
Dilution....................................................    18
Selected Financial Data.....................................    19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    20
Business....................................................    30
Management..................................................    42
Certain Transactions........................................    50
Principal Stockholders......................................    52
Description of Capital Stock................................    54
Shares Eligible for Future Sale.............................    56
Underwriting................................................    58
Legal Matters...............................................    59
Experts.....................................................    60
Additional Information......................................    60
Index to Financial Statements...............................   F-1

                            ------------------------

     "Student Advantage", "U-WIRE", "Virtual Backpack" and "The Main Quad" are trademarks and service marks of Student Advantage. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option immediately prior to this offering. This prospectus contains forward-looking statements which involve risks and uncertainties. Student Advantage's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

                                  THE COMPANY

Our Business............Student Advantage is dedicated to serving the needs of college students through our leading membership program and studentadvantage.com Web site. With our national fee-based membership program, we have created a community of over 1,000,000 student members. Our members receive a variety of services and benefits, including ongoing discounts on products and services offered by national and local vendors. Through studentadvantage.com, we are leveraging our membership base, brand name, partnerships with corporations and colleges, and existing online business with the objective of becoming the leading online destination for college students.

                        We believe that Student Advantage appeals to students, businesses and schools because we provide a combination of the following benefits:

                        - For students, a valuable program that offers ongoing
                          discounts, as well as online content, community and e-commerce targeted at their particular needs,

                        - For businesses, targeted online and offline access to
                          an attractive demographic group through a trusted brand, and

                        - For schools, a useful resource that may be offered to
                          their students.

                        Our position at the intersection of these three groups has enabled us to create a powerful vehicle for advertising and commerce directed at the student market.

Our Products and
  Services..............Membership in Student Advantage provides students with discounts on products and services offered by over 40 national partners, including Amtrak, AT&T, Foot Locker, Greyhound, Staples and Tower Records, and over 12,000 local partners in 115 local markets. Student members also receive SAM, the Student Advantage magazine.

                        A key component of our strategy is to make our Web site the centerpiece of our membership program. We currently provide content and services through studentadvantage.com, including our proprietary U-WIRE news feed and the Virtual Backpack, a service which includes free e-mail, an online calendar, and online document storage; community through online bulletin boards and articles offering advice on student life; and e-commerce through partners including Egghead.com, Music Boulevard and 1-800-FLOWERS. We believe that our primary role as a provider of information and services to students, along with the Web-savvy nature of our student membership base, makes the Internet ideally suited for our business.

                        We also provide tailored marketing services for businesses seeking to market their products to college students. Through our membership program and Web site, we provide businesses a platform through which they can reach a large, demographically attractive market. These businesses benefit from targeted and continued access to the student market, as well as our expertise in designing and implementing effective marketing programs to reach college students.

Our Market..............College students represent an attractive market opportunity for businesses because of their significant purchasing power and their tendency to retain brand loyalties after graduation. According to Student Monitor LLC, a market research company, college students spent over $100 billion in the 1997-1998 academic year.

                        In the United States, there are over 15 million full-time and part-time undergraduate and graduate students at more than 3,000 university and college campuses. This population is expected to grow as there are currently 40 million children and young adults from ages 10 to 19.

Our Strategy............Our objective is to be the leading online and offline resource for college students. The key elements of our strategy include the following:

                        - Strengthen our online destination for students,
                        - Continue to build the Student Advantage brand,
                        - Aggressively grow our membership,
                        - Enhance relationships with students, businesses and
                          schools, and
                        - Continue to pursue strategic acquisitions and
                          alliances

                            ------------------------

     Student Advantage's principal executive offices are located at 280 Summer Street, Boston, Massachusetts 02210 and our telephone number at that location is
(617) 912-2011. Our Web site is located at www.studentadvantage.com. Information contained on our Web site is not part of this prospectus.

                            ------------------------

     Except as otherwise noted, all information in this prospectus:

     - Reflects the automatic conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 8,241,108 shares of common stock upon completion of this offering;

     - Reflects a three-for-one stock split of all of our outstanding shares of common stock to be effected before completion of this offering; and

     - Assumes no exercise of the underwriters' over-allotment option.

                                  THE OFFERING

Common stock offered....................               shares

Common stock to be outstanding after the
offering................................               shares(1)

Use of proceeds.........................     To fund continued growth and
                                             expansion of its business, capital
                                             expenditures, product development,
                                             potential acquisitions and other
                                             general corporate purposes. See
                                             "Use of Proceeds."

Proposed Nasdaq National Market
symbol..................................     STAD

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below are summary statements of operations data for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and summary balance sheet data as of December 31, 1998, on an actual basis and on a pro forma basis as adjusted to give effect to (1) the sale by Student Advantage of shares of common
stock in this offering at an assumed initial offering price of $     per share,
after deducting the estimated underwriting discounts and commissions and offering expenses payable by Student Advantage, and the application of the net proceeds from this offering, and (2) the conversion of our convertible preferred stock upon the consummation of this offering. This information should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------
                                                   1994          1995        1996      1997      1998
                                                -----------   -----------   -------   -------   -------
                                                (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Total revenue.................................    $   155       $   448     $ 1,730   $ 3,792   $17,443
Total costs and expenses......................        230           412       2,386     6,973    22,560
Net income (loss).............................        (75)           36        (657)   (3,152)   (5,115)
Basic and diluted net income (loss) per
  share.......................................    $ (0.01)      $  0.00     $ (0.05)  $ (0.21)  $ (0.32)
Shares used in computing basic and diluted net
  income (loss) per share.....................     14,184        14,184      14,184    15,295    15,957
Unaudited pro forma basic and diluted net loss
  per share(2)................................    $    --       $    --     $    --   $    --    $(0.24)
Shares used in computing unaudited pro forma
  basic and diluted net loss per share........         --            --          --        --    21,128

                                                                DECEMBER 31, 1998
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
BALANCE SHEET DATA
Cash and cash equivalents...................................  $  5,048
Working capital.............................................    (2,247)
Total assets................................................     9,934
Deferred revenue............................................     6,666
Stockholders' equity (deficit)..............................   (10,741)

---------------
(1) This information is based on the number of shares outstanding as of March 31, 1999. Excludes 2,222,550 shares subject to outstanding options as of March 31, 1999 at a weighted average exercise price of $0.35 per share.

(2) Pro forma information is based on the conversion of all outstanding shares of our preferred stock into shares of common stock.

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently think are immaterial may also impair our business operations. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates", "plans", "expects" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors such as the Risk Factors discussed below.

WE HAVE EXPERIENCED LOSSES IN THE PAST AND EXPECT TO CONTINUE TO EXPERIENCE LOSSES IN THE NEAR FUTURE

     We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $3.2 million in 1997 and $5.1 million in 1998. As of December 31, 1998, our accumulated deficit was $11.6 million. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenue to achieve and maintain profitability.

     We cannot assure you that we will achieve sufficient revenue for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

WE ARE DEPENDENT UPON AT&T FOR A LARGE PERCENTAGE OF OUR REVENUE

     We have an exclusive relationship with AT&T through which AT&T pays us for a variety of goods and services, including:

     - memberships provided free to students with an AT&T calling card,

     - marketing services,

     - advertising in our media products, such as our Web site and SAM, the Student Advantage magazine, and

     - sponsorship of certain of our products and services, such as the Virtual Backpack.

     Our agreement with AT&T prevents us from providing our goods and services to other telecommunications companies. Our agreement with AT&T also precludes us from entering into a relationship with another sponsor that will distribute our memberships free to students as an incentive or through any promotion.

     In 1997, we derived $2.4 million, or 62%, of our total revenue from AT&T. In 1998, we derived $11.8 million, or 68%, of our total revenue from AT&T. Our relationship with AT&T has accounted for most of our members to date. These members are obtained through distribution of Student Advantage memberships to students who enroll for an AT&T telecommunications service. In addition, most of our commerce revenue is currently attributable to fees that we earn from AT&T for obtaining completed calling card applications from students. There can be no assurance that we will be successful in expanding our membership base independent of our relationship with AT&T.

     The termination dates of our current agreements with AT&T have been extended until June 2001. However, AT&T may terminate these agreements upon 120 days' prior notice, subject to payment of a termination fee in certain cases. In addition, AT&T can terminate the current agreements if Raymond V.

Sozzi, Jr. is no longer employed as our president, or if he no longer owns at least five percent of our capital stock. The termination of our relationship with AT&T would have a material adverse effect on our business. Our relationship with AT&T could hinder our ability to attract additional national partners, in particular partners who may be interested in purchasing memberships for distribution to students.

WE HAVE A LIMITED OPERATING HISTORY

     We have a limited operating history on which an investor can evaluate our business. Our operations began in 1992. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies implementing an Internet strategy. These risks include our ability to:

     - sustain historical revenue growth rates,

     - implement our business model,

     - manage our expanding operations,

     - retain and attract members and maintain their satisfaction,

     - maintain and increase our alliances with partners, advertisers, colleges and universities,

     - introduce new and enhanced Web and offline content, products and services, and

     - respond to competitive developments.

     If we do not successfully manage these risks, our business, results of operations and financial condition will be materially adversely affected. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

OUR BUSINESS IS HIGHLY DEPENDENT UPON OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

     We are highly dependent on our president and chief executive officer, Raymond V. Sozzi, Jr., the loss of whom would adversely affect our future success. If Mr. Sozzi or any of our other officers or key employees leave our company, the relationships that they have with our corporate partners and universities could be lost.

WE MAY NOT SUCCESSFULLY IMPLEMENT OUR INTERNET STRATEGY

     In order to successfully implement our Internet strategy, we must:

     - establish our Web site as the primary vehicle for delivery of our products and services, including member registration and renewal, information regarding national and local partners, and customer service,

     - expand our Web site to include more content and services for students and encourage our members to use the site so that it becomes more attractive for advertisers, and

     - establish our Web site as an effective e-commerce platform.

     Our failure to successfully implement our Internet strategy could have a material adverse effect on our business.

THE INTERNET PORTION OF OUR BUSINESS MODEL IS UNPROVEN

     The profit potential for an Internet community business model is unproven. Our ability to generate significant revenues from advertisers, sponsors and other partners in connection with online activities will depend, in part, on our ability to generate sufficient user traffic with demographic characteristics attractive to our advertisers. The intense competition among Web sites that sell online advertising has led to the creation of a number of pricing alternatives for online advertising. These alternatives make it difficult for us to project future levels of advertising and other Internet-related revenue and applicable gross margins related to our online offerings that can be sustained by us or the online advertising industry in general. Although we do not currently derive a substantial portion of our revenue from Internet advertising and other Internet-related activities, our business model depends in part on increasing the amount of such revenue.

OUR BUSINESS IS SEASONAL AND SUBJECT TO SIGNIFICANT FLUCTUATIONS

     Our operating results are dependent upon the college student market and vary seasonally based upon the typical school year. We tend to sell most of our memberships in the beginning of the fall academic term and the beginning of the spring academic term. In addition, all of our memberships expire on August 31 of each year. Because we recognize revenue from memberships ratably over the period from the time of subscription until the end of our membership year, our subscription revenue is typically higher in the second and third quarters than in the first and fourth quarters of each fiscal year. In 1998, our revenue from advertising, marketing services and commerce was higher in the third quarter than in other quarters in part because of increased activity associated with the commencement of the school year. We believe this seasonality may also occur in subsequent years.

     In addition, our revenue and operating results may vary significantly from quarter to quarter for a number of other factors. Many of these factors are outside of our control and include:

     - our ability to successfully integrate operations and technologies from acquisitions or other business combinations,

     - the availability of corporate partners and colleges and universities to support our membership programs,

     - our ability to expand our online presence,

     - changes in the growth rate of Internet usage,

     - new sites, services or products introduced by us or our competitors, and

     - increased competition.

     You should not rely on quarter-to-quarter comparisons of our operating results or our operating results for any particular quarter as indicative of our future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock might fall.

OUR OPERATING RESULTS DEPEND ON SELLING NEW MEMBERSHIPS EVERY YEAR

     A significant portion of our revenue is derived from membership fees. Members must join our program each year. A significant percentage of our members graduate each year and, therefore, do not renew their memberships. Our revenue growth is highly dependent upon our ability to market the value of our membership to college students and to retain members on a yearly basis. A failure to acquire new members or renew current members could have a material adverse effect on our business.

OUR OPERATING RESULTS DEPEND ON OUR ABILITY TO MAINTAIN AND INCREASE BUSINESS ALLIANCES AND UNIVERSITY RELATIONSHIPS

     We are dependent upon our partners, both national and local, to provide our members with discounts on their products and services. We are also dependent on maintaining college and university relationships to market and sell our products and services. Our ability to maintain these alliances and relationships and to develop new alliances and relationships is critical to our ability to maintain our members. A failure to acquire or maintain partners and relationships could have a material adverse effect on our business. In addition, our agreements with a number of our partners preclude us from entering into similar arrangements with their competitors. This restriction may prevent us in some cases from offering attractive additional discounts to our members.

COLLEGES AND UNIVERSITIES ARE INCREASINGLY RELUCTANT TO PERMIT BUSINESSES TO MARKET PRODUCTS AND SERVICES ON CAMPUS

     Colleges and universities are becoming increasingly wary of businesses which market products and services to their students. Many colleges and universities are seeking to decrease or eliminate such marketing. In particular, colleges and universities are concerned that many students have incurred substantial levels of credit card debt. As a result, colleges and universities often attempt to prevent credit card companies and other companies that offer credit from marketing to their students. We are sometimes mistaken for a credit card company because we give students a plastic card and a unique identification number to represent their membership. This sometimes makes it difficult for us to gain access to college and university students. Any inability to directly contact students on campus could have a material adverse effect on our business.

WE FACE SIGNIFICANT COMPETITION ON THE INTERNET

     Many Web sites compete for consumers' and advertisers' attention and spending. We believe that our ability to compete depends upon many factors, including the following:

     - the market acceptance of our Web site and online services,

     - the success of our brand building and sales and marketing efforts,

     - the performance, price and reliability of services developed by us or our competitors,

     - the effectiveness of our customer service efforts,

     - the ability of our competitors to maintain or establish cooperative relationships among themselves or with strategically aligned third parties, and

     - the emergence of new competitors.

     We compete for members and advertisers online with the following types of companies:

     - online services or Web sites targeted at college students, and

     - Web search and retrieval and other online service companies, commonly referred to as portals, such as Excite, Infoseek, Lycos and Yahoo!.

OUR MEMBERSHIP PROGRAM EXPERIENCES SIGNIFICANT COMPETITION FROM OTHER MARKETING ACTIVITIES

     We compete for client marketing budget dollars with other marketing activities and, in particular, other forms of direct marketing activities, such as direct mail. In recent years, there have been significant advances in new forms of direct marketing, such as the development of interactive shopping and data collection through television, the Internet and other media. Many industry experts predict that electronic interactive commerce, such as shopping and information exchange via the Internet, will proliferate significantly in the foreseeable future. To the extent such proliferation occurs, it could have a material adverse effect on the demand for membership programs.

WE MAY BE UNABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES

     We plan to acquire or make investments in complementary businesses, products, services or technologies. However, we cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. If we buy a business, we could have difficulty in assimilating that company's personnel, operations, products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE CHANGES IN OUR BUSINESS

     We have experienced a period of significant growth. This growth has placed significant demands on our management and strains on our resources. Revenue increased from approximately $1.7 million in 1996 to $17.4 million in 1998. During that same time period we increased from fewer than 50 to more than 150 employees.

     Our ability to manage changes in our business will depend on our ability to continue to enhance our operating, financial and management information systems. We cannot assure you that our personnel, systems and controls will be adequate to support our growth, if any. If we are unable to manage change effectively, maintain the quality of our products and services and retain key personnel, our operating results and financial condition could be significantly affected.

     We do not expect our current financial and management information systems to be adequate to support our operations in the future. We expect to replace our current accounting system within the next year. If we incur delays or difficulties in implementing an appropriate accounting system, our business could be adversely affected.

OUR MANAGEMENT TEAM HAS NO EXPERIENCE IN RUNNING A PUBLIC COMPANY

     Our management team has not had any experience in a leadership role in a public company. We cannot assure you that the management team as currently configured will be able to successfully transition into the leadership role of a public company. The failure of the management team to adequately handle this challenge could have a material adverse effect on our business.

WE MUST ATTRACT AND RETAIN HIGHLY-QUALIFIED PERSONNEL IN A COMPETITIVE LABOR MARKET

     We need to hire additional members of our management team and other key employees. Competition for such personnel is intense. We have experienced, and we expect to continue to experience in the future, difficulty in hiring highly skilled employees with the appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected.

TO EXPAND OUR BUSINESS, WE MAY NEED ADDITIONAL CAPITAL, AND THE FUTURE FUNDING OF THESE CAPITAL NEEDS IS UNCERTAIN

     We require substantial working capital to fund our business. While we believe that this offering will provide us with sufficient funding for the foreseeable future, if capital requirements vary materially from those currently planned, we may require additional financing.

     Additional funds raised through the issuance of equity securities may have the following negative effects on the then current common stockholders:

     - dilution in percentage of ownership in our company, and

     - the rights, preferences or privileges of the new security holders may be senior to those of the common stockholders.

     Additional financing may not be available when needed on terms favorable to us or at all. Our failure to raise additional funds, if needed, may result in our inability to:

     - develop or enhance our services,

     - take advantage of future opportunities, or

     - respond to competitive pressures.

OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOWDOWN

     Substantially all of our communications hardware and certain of our other computer hardware operations are located at USWeb/CKS's facilities in New York. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Web site. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

     Our Web site must accommodate a high volume of traffic and deliver frequently updated information. Our Web site has in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. These types of occurrences could cause users to perceive our Web site as not functioning properly and therefore cause them to use another Web site or other methods to obtain information.

     In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web site. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

WE ARE DEPENDENT ON THIRD PARTIES FOR SOFTWARE, SYSTEMS AND RELATED SERVICES

     We are dependent on various third parties for software, systems and related services. For example, a third party provides warehousing, distribution, fulfillment, mail, and data processing services for us. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

     We have in the past and may in the future experience slower response times or delays in the processing of applications for students and the delivery of membership identification cards to our members. Many of these delays have been caused by third parties upon which we rely for fulfillment services. If we are unsuccessful in providing our members with membership identification cards or delivering products and services on a timely basis, our business may be adversely affected.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM THE INTERNET

     Inappropriate use of our Internet services

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our Web site or in our magazine. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Our insurance may not adequately protect us against these types of claims.

     Identification of Web site visitors

     Web sites typically place certain "cookies" on a user's hard drive without the user's knowledge or consent. Student Advantage and other Web sites use cookies for a variety of reasons, including the collection of data derived from the user's Internet activity. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. In addition, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to target advertising or collect and use information in certain European countries.

     Misappropriation of personal information

     Any penetration of our network security or other misappropriation of our members' personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information. We could incur expenses if new regulations regarding the use of personal information are introduced or if our privacy practices were investigated.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbates these market characteristics. To achieve our goals, we need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective members and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

OUR INTELLECTUAL PROPERTY RIGHTS MAY BE VIOLATED OR SUBJECT TO LITIGATION

     We believe that protection of our copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property is critical to our success. We rely on the following mechanisms to protect such intellectual property:

     - trademark and copyright law,

     - trade secret protection, and

     - confidentiality agreements with employees, customers, independent contractors, partners and others.

     Despite our best efforts, we cannot assure you that our intellectual property rights will not be infringed, violated or legally imitated. Failure to protect our intellectual property could have a material adverse effect on our business.

     We have been subject to claims and expect to be subject to legal proceedings and claims in the future for infringement of the trademark and other intellectual property rights of third parties. Any such proceedings or claims could have a material adverse effect on our business, financial condition and results of operations.

THE FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PROGRAMS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations.

     We are currently conducting an inventory, and developing testing procedures, for all software and other systems that we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. We plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to us could also cause our members or other users to consider seeking alternate providers or cause an unmanageable burden on our customer service and technical support.

     Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of our normal business activities or operations.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK

     Following the closing of this offering, our officers, directors and
affiliated entities together will beneficially own approximately   % of our
outstanding common stock (     % if the underwriters' over-allotment option is
exercised in full). As a result, these stockholders may, as a practical matter, be able to control all matters requiring stockholder approval and, thereby, our management and affairs. Matters that typically require stockholder approval include:

     - election of directors,

     - merger or consolidation, and

     - sale of substantially all of our assets.

     This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

THE PRICE OF OUR STOCK COULD BE EXTREMELY VOLATILE

     We cannot predict the extent to which investor interest in Student Advantage will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the underwriters' representatives and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. Litigation could result in substantial costs and a diversion of management's attention and resources.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

     After this offering, there will be outstanding                     shares
of our common stock. There will be                     shares outstanding if the
underwriters' over-allotment option is exercised in full. Of these shares, the shares sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act.
The remaining                     shares of common stock held by existing
stockholders will be "restricted securities" and will become eligible for sale only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. Upon expiration of lock-up agreements with the underwriters, 180 days after the date of this prospectus, shares of common stock will be eligible for resale in accordance with the provisions of Rule 144. In addition, certain stockholders holding an aggregate of

16,746,186 shares of common stock can require us to register their shares for public sale. Upon the effectiveness of any such registration, all shares covered by the registration statement would be freely transferable.

     We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price of our common stock.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER

     Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

     - the division of the Board of Directors into three separate classes,

     - the right of the Board to elect a director to fill a vacancy created by the expansion of the Board, and

     - the requirement that a special meeting of stockholders be called by the Chairman of the Board, President or Board of Directors.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of      shares of common
stock offered by us are estimated to be $     ($     if the underwriters'
over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and
assuming an initial public offering price of $     .

     The principal purposes of this offering are:

     - to increase our equity capital,

     - to create a public market for our common stock,

     - to facilitate future access by us to public equity markets,

     - to provide increased visibility and credibility in a marketplace where several of our current and potential competitors are, or may in the future be, public companies, and

     - to enhance our ability to use our common stock as consideration for acquisitions and as a means of attracting and retaining key employees.

     We expect to use the net proceeds from this offering for working capital and other general corporate purposes, capital expenditures, growth and expansion of our business, product development and acquisitions. We may use approximately
$          to repay outstanding indebtedness under our bank line of credit,
which bears interest at        % and is due on June 30, 2000. We have not
identified other specific uses for such proceeds and management will have discretion over their use and investment. Pending such uses, we intend to invest the net proceeds from this offering in investment grade, interest-bearing securities or guaranteed obligations of the U.S. Government.

     We intend to seek acquisitions of businesses, products and technologies that are complementary to us, and a portion of the net proceeds may be used for such acquisitions. While we discuss potential acquisitions from time to time, we currently have no commitments or agreements for any such acquisitions and there can be no assurances that any acquisitions will be made.

                                DIVIDEND POLICY

     We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Our credit facility contains restrictive covenants that limit our ability to pay cash dividends or make stock repurchases without the prior written consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Student Advantage as of December 31, 1998:

     - on an actual basis,

     - on a pro forma basis giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of the offering, and

     - on a pro forma as adjusted basis to reflect the sale by Student Advantage
       of           shares of common stock offered hereby at the initial public
       offering price of $          per share, after deducting estimated
       underwriting discounts and commissions and offering expenses.

                                                                     DECEMBER 31, 1998
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------   -----------   -----------
                                                                       (UNAUDITED)   (UNAUDITED)

                                                                       (IN THOUSANDS)
Redeemable convertible preferred stock, $1.00 par value:
     4,000,000 shares authorized: 2,747,036 shares issued
       and outstanding actual; no shares issued and
       outstanding pro forma and pro forma as adjusted....  $ 10,196    $     --      $     --
Stockholders' equity (deficit):
     Common stock, $0.01 par value; 45,000,000 shares
       authorized actual and pro forma and 100,000,000
       shares authorized pro forma as adjusted; and
       16,133,892 shares issued and outstanding actual;
       24,375,000 shares issued and outstanding pro forma;
            shares issued and outstanding pro forma as
       adjusted...........................................       183         272
     Additional paid in capital...........................     4,692      14,799            --
     Accumulated deficit..................................   (11,623)    (11,623)           --
     Treasury stock (at cost).............................      (630)       (630)           --
     Deferred compensation................................    (3,363)     (3,363)           --
                                                            --------    --------      --------
Total stockholders' equity (deficit)......................   (10,741)       (545)           --
                                                            --------    --------      --------
Total capitalization......................................  $   (545)   $   (545)     $     --
                                                            ========    ========      ========

                                    DILUTION

     The pro forma net tangible book value of Student Advantage at December 31,
1998 was $     , or $     per share of common stock. Pro forma net tangible book
value per share represents the amount of total tangible assets less total liabilities, divided by the number of pro forma shares of common stock outstanding after giving effect to the conversion of all shares of preferred
stock. After giving effect to the sale of           shares of common stock
offered hereby by Student Advantage at the assumed initial offering price of
$     per share and after deducting estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value as of
December 31, 1998 would have been $     or $     per share. This represents an
immediate increase in pro forma net tangible book value of $     per share to
existing stockholders and an immediate dilution of $     per share to new
investors purchasing shares of common stock in the offering. The following table illustrates this dilution:

     Assumed initial public offering price per share........    $
       Pro forma net tangible book value per share at
        December 31, 1998...................................
       Increase attributable to the offering................
     Pro forma net tangible book value per share after the
      offering..............................................
     Net tangible book value dilution per share to new
      investors in the offering.............................

     The following table summarizes as of December 31, 1998 on the pro forma basis described above, the total number of shares and consideration paid to Student Advantage and the average price per share paid by the existing stockholders and by new investors purchasing shares of common stock in the
offering at the initial public offering price of $     per share (before
deducting the estimated underwriting discounts and commissions and offering expenses):

                                            SHARES PURCHASED      TOTAL CONSIDERATION
                                          --------------------   ---------------------   AVERAGE PRICE
                                            NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                          ----------   -------   -----------   -------   -------------
Existing stockholders...................                     %   $                   %       $
New investors...........................
                                          ----------   ------    -----------   ------
          Totals........................
                                          ==========   ======    ===========   ======

     None of the foregoing tables or calculations assumes that any options outstanding as of March 31, 1999 will be exercised. If all outstanding options were exercised on the date of the closing of this offering, investors purchasing
shares in the offering would suffer total dilution of $     per share.

                            SELECTED FINANCIAL DATA

     The following selected financial data are derived from the financial statements of Student Advantage, Inc. The selected financial data as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, are derived from financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants. These financial statements are included elsewhere in this prospectus. The selected financial data as of December 31, 1996 are derived from financial statements which have been audited by PricewaterhouseCoopers LLP, and the balance sheet data for these financial statements are not included elsewhere in this prospectus. The selected financial data as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 are derived from unaudited financial statements, which are not included in this prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related Notes included elsewhere in this prospectus.

                                                                         YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------------
                                                            1994          1995        1996      1997      1998
                                                         -----------   -----------   -------   -------   -------
                                                         (UNAUDITED)   (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenue
  Subscription.........................................    $  131        $  420      $ 1,093   $ 2,971   $ 7,174
  Other................................................        24            28          637       821    10,269
                                                           ------        ------      -------   -------   -------
     Total revenue.....................................       155           448        1,730     3,792    17,443
                                                           ------        ------      -------   -------   -------
Costs and expenses
  Cost of subscription revenue.........................       126           160          543     2,628     2,442
  Cost of other revenue................................        --            --          506       309     7,331
  Product development..................................        19            62          507     1,469     2,588
  Sales and marketing..................................        57           110          356       843     4,717
  General and administrative...........................        27            79          437     1,485     3,647
  Depreciation and amortization........................         1             1           37       239     1,027
  Stock-based compensation.............................        --            --           --        --       808
                                                           ------        ------      -------   -------   -------
     Total costs and expenses..........................       230           412        2,386     6,973    22,560
                                                           ------        ------      -------   -------   -------
Income (loss) from operations..........................       (75)           36         (656)   (3,181)   (5,117)
                                                           ------        ------      -------   -------   -------
Interest income (expense), net.........................        --            --           (1)       29         2
                                                           ------        ------      -------   -------   -------
Net income (loss)......................................    $  (75)       $   36      $  (657)  $(3,152)  $(5,115)
                                                           ======        ======      =======   =======   =======
Basic and diluted net loss per share...................    $(0.01)       $(0.00)     $ (0.05)  $ (0.21)  $ (0.32)
                                                           ======        ======      =======   =======   =======
Shares used in computing basic and diluted net loss per
  share................................................    14,184        14,184       14,184    15,295    15,957
                                                           ======        ======      =======   =======   =======
Unaudited pro forma basic and diluted net loss per
  share................................................    $   --        $   --      $    --   $    --   $ (0.24)
                                                           ======        ======      =======   =======   =======
Shares used in computing unaudited pro forma basic and
  diluted net loss per share...........................        --            --           --        --    21,128
                                                           ======        ======      =======   =======   =======

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1995       1996     1997       1998
                                                              -----------   -----   -------   --------
                                                              (UNAUDITED)
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................     $   8      $  26   $ 1,904   $  5,048
Working capital.............................................      (389)      (667)   (4,836)    (2,247)
Total assets................................................        97        256     2,745      9,934
Deferred revenue............................................       183        276     5,668      6,666
Stockholders' deficit.......................................      (302)      (702)   (4,335)   (10,741)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with Student Advantage's Financial Statements and related Notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Student Advantage's actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Student Advantage is dedicated to serving the needs of college students through its leading membership program and Web site. Our revenue is generated from subscription revenue and other revenue.

     Subscription revenue is derived from membership sales. Memberships are sold in three different ways. Most are sold to AT&T and distributed in conjunction with an AT&T calling card. The membership cards associated with these membership sales are co-branded and serve as both the Student Advantage membership identification card and an AT&T calling card. We earn a fee from AT&T for each of these memberships, with a current minimum commitment by AT&T of 1.25 million memberships per academic year. During the years ended December 31, 1997 and 1998, AT&T accounted for approximately 77% and 95% of subscription revenue. Memberships are also sold by Student Advantage to colleges, universities and university organizations for distribution free of charge to students. In addition, Student Advantage sells memberships directly to students for a membership fee that is currently $20 per year. Subscription revenue is recognized ratably from the date of subscription to the end of the annual membership period, which ends on August 31 of each year.

     Other revenue includes advertising, marketing service and commerce revenue. Advertising revenue consists primarily of fees for advertisements placed in SAM, the Student Advantage magazine, sponsorship fees paid by vendors for inclusion in the member guide, and fees for banner advertisements and sponsorships on our Web site. Marketing services revenue is derived primarily from providing tailored marketing services to businesses seeking to market their products and services to college students. These services include organizing and executing marketing tours that travel to college campuses, staffing tables in college locations to solicit potential student customers on behalf of businesses and providing media planning and placement. Commerce revenue includes primarily transaction-based fees earned for reselling products and services on behalf of business partners. To date, commerce revenue has included primarily fees that we receive from AT&T for obtaining completed applications from students for AT&T calling cards. In connection with each application accepted by AT&T, we also earn membership fees that are included in subscription revenue.

     We began operations in 1992 as a sole proprietorship, converted to a general partnership in 1995, converted to a limited liability company in 1996 and became a C Corporation in 1998. From inception through December 1997, our revenue was derived primarily from annual membership fees. Since that time, we have expanded our product and service offerings through internal growth as well as acquisitions.

     In December 1997, we completed our acquisition of The Main Quad, Inc. which owned and operated Web sites focused on providing content for students. These Web sites serve as the basis for Student Advantage's current online activities. In January 1998, we completed our acquisition of Collegiate Advantage, Inc. a provider of marketing and promotional services to businesses targeting college students. The acquisition of Collegiate Advantage marked our entrance into the marketing services business. These acquisitions were accounted for under the purchase method of accounting, and the results of operations of each of the acquired companies have been included in our financial statements since their respective dates of acquisition. Goodwill and other intangible assets in the aggregate amount of $1.4 million were recorded in connection with these and other acquisitions and are being amortized over the economic lives of the related assets, ranging from two to five years. As of December 31, 1998, a balance of approximately

$617,000 remained to be amortized. We may be required to pay additional contingent consideration, estimated to be approximately $625,000, to the former owners of Collegiate Advantage.

     On April 1, 1999, Student Advantage completed its acquisitions of The Travel Holding Group, LLC and The Campus Agency, LLC. The Campus Agency provides media planning and strategy consulting services to the U.S. student travel market. The Travel Holding Group is a reseller of Eurail passes. These acquisitions have been accounted for under the purchase method of accounting, and the results of operations of each company will be included in our results beginning on the acquisition date. Goodwill and other intangible assets in the aggregate amount of $280,000 were recorded in connection with these acquisitions and will be amortized over three years. Because the historical results of Campus Agency and Travel Holding Group are not material, pro forma financial information has not been presented.

     In the future we may pursue additional acquisitions to obtain complementary products, services and technologies. There are no assurances that the acquisitions we already have completed, or any acquisitions that we may complete in the future, will produce the anticipated revenue, earnings or business synergies.

     We recorded deferred compensation of approximately $4.2 million in the year ended December 31, 1998, representing the difference between the exercise price of stock options granted in 1998 and the fair market value of the underlying common stock at the date of grant. The difference is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of the applicable options, typically four years. Of the total deferred compensation amount, approximately $800,000 had been amortized as of December 31, 1998. The amortization of deferred compensation is recorded as an operating expense. We currently expect to amortize the following remaining amounts of deferred compensation annually:

1999...................................................    $1,070,000
2000...................................................     1,015,000
2001...................................................       958,000
2002...................................................       320,000

     Student Advantage has experienced substantial net losses since 1996 and, as of December 31, 1998, had an accumulated deficit of $11.6 million. Student Advantage expects to increase its expenditures in all areas in order to execute its business plan. As a result, Student Advantage believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels.

RESULTS OF OPERATIONS

     The following table sets forth results of operations data for Student Advantage as a percentage of total revenue for the periods presented:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              ----     ----     ----
Revenue
  Subscription..............................................   63.2%    78.3%    41.1%
  Other.....................................................   36.8     21.7     58.9
                                                              -----    -----    -----
     Total revenue..........................................  100.0    100.0    100.0
                                                              -----    -----    -----

Costs and expenses
  Cost of subscription revenue..............................   31.4     69.3     14.0
  Cost of other revenue.....................................   29.2      8.2     42.0
  Product development.......................................   29.3     38.7     14.8
  Sales and marketing.......................................   20.6     22.2     27.1
  General and administrative................................   25.3     39.2     20.9
  Depreciation and amortization.............................    2.1      6.3      5.9
  Stock-based compensation..................................     --       --      4.6
                                                              -----    -----    -----
     Total costs and expenses...............................  137.9    183.9    129.3
                                                              -----    -----    -----
Loss from operations........................................  (37.9)   (83.9)   (29.3)
Interest income (expense), net..............................   (0.1)     0.8      0.0
                                                              -----    -----    -----
Net loss....................................................  (38.0)%  (83.1)%  (29.3)%
                                                              =====    =====    =====

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 WITH YEAR ENDED DECEMBER 31, 1997

     Revenue. Total revenue increased from $3.8 million in 1997 to $17.4 million in 1998. The increase in revenue was due in part to the significant increase in subscription revenue from $3.0 million in 1997 to $7.2 million in 1998, mostly due to memberships purchased by AT&T. The increase in other revenue was attributable primarily to both: (1) the addition of Student Advantage's marketing services business, which was acquired from Collegiate Advantage on January 1, 1998, and (2) an increase in commerce revenue due primarily to fees for obtaining calling card applications for AT&T, which began in the third quarter of 1998. The increase in other revenue was attributable to a lesser extent to increased advertising revenues related to the Student Advantage magazine and the Student Advantage Web site. The first two issues of the Student Advantage magazine shipped in the fourth quarter of 1998.

     AT&T accounted for approximately 62% and 68% of total revenue for 1997 and 1998. Additionally, AT&T accounted for approximately 77% and 95% of subscription revenue for 1997 and 1998, and 9% and 49% of other revenue for 1997 and 1998. No other single customer accounted for 10% or more of total revenues for 1997 or 1998.

     Cost of Subscription Revenue. Cost of subscription revenue consists of the costs associated with the fulfillment of membership subscriptions and customer service. Cost of subscription revenue decreased from $2.6 million in 1997 to $2.4 million in 1998, due primarily to increased fulfillment efficiencies.

     Cost of Other Revenue. Cost of other revenue consists of the cost of advertising, marketing services and commerce. Advertising costs include production and mailing costs for the magazine, as well as costs incurred for the Student Advantage Web site. Marketing services costs include the direct and indirect costs associated with planning and implementing events and promotions, media placement and other marketing services. Commerce costs include personnel-related costs associated primarily with acquiring calling card customers. Cost of other revenue increased from $309,000 in 1997 to $7.3 million in 1998. The increase in cost of other revenue is due primarily to the addition of Collegiate Advantage and its marketing services business in 1998 and the commencement of activities under the AT&T marketing agreement, entered into in the third quarter of 1998, under which Student Advantage visits college campuses to acquire calling card customers for AT&T. Costs associated with the production of SAM, which shipped for the first time in the fourth quarter of 1998, also contributed to the increase.

     Product Development. Product development expenses consist primarily of personnel-related costs associated with the development and enhancement of the membership products, which include the Student Advantage membership card, the Student Advantage magazine and the studentadvantage.com Web site. Product development expenses increased from $1.5 million in 1997 to $2.6 million in 1998. The increase is primarily due to Student Advantage's increased investment in enhancing and improving the functionality of its Web site and other related costs.

     Sales and Marketing. Sales and marketing expenses consist primarily of personnel and other costs related to our sales and marketing programs. These expenses increased from $843,000 in 1997 to $4.7 million in 1998. The increase in sales and marketing expenses was due, in large part, to increased expenditures related to building brand awareness, expanding and servicing the customer base of partners, selling more online advertising, and supporting the marketing services business. In 1998, we incurred additional sales and marketing expenses as a result of the acquisition of the Collegiate Advantage business.

     General and Administrative. General and administrative expenses consist primarily of costs related to general corporate functions, including executive management, finance, human resources, facilities, and legal. General and administrative expenses increased from $1.5 million in 1997 to $3.6 million in 1998. The increase in general and administrative expenses is primarily due to facilities and personnel-related costs.

     Depreciation and Amortization. Depreciation and amortization expenses increased from $239,000 in 1997 to $1.0 million in 1998. Amortization expense increased as a result of the amortization over five years of goodwill and other intangible assets related to the acquisitions of Collegiate Advantage and The Main Quad. Depreciation expense increased primarily as a result of fixed asset purchases in 1998.

     Stock-Based Compensation. We recorded deferred compensation of $4.2 million in the year ended December 31, 1998. Of this amount, $808,000 is being recorded as an expense in 1998. The remainder is being amortized over the remaining vesting period of the individual options.

     Interest Income (Expense), Net. Interest income, net includes interest income from cash balances and interest expense related to Student Advantage's financing obligations. Interest income, net decreased from $29,000 in 1997 to $2,000 in 1998. The decrease is a result of interest due on borrowings under our line of credit which was offset later in the year by interest income earned on cash balances as a result of the issuance of preferred stock in October 1998, as well as interest from a promissory note to a stockholder. Additionally, Student Advantage incurred interest expense related to loans from the Chief Executive Officer, which were repaid in full in 1998.

     Income Taxes. On October 20, 1998, Student Advantage converted from a limited liability company to a C Corporation. Operating losses originating while Student Advantage was a limited liability company do not carry over to the C Corporation, although certain other timing items as a result of differences resulting from accrual to cash basis adjustments will be available to Student Advantage. For the period October 21, 1998 to December 31, 1998 Student Advantage generated a net operating loss carryforward of $2.0 million. Student Advantage's net operating loss carryforwards expire beginning in 2018. Certain future changes in the share ownership of Student Advantage, as defined in the Tax Reform Act of 1996, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the utilization of the asset due to Student Advantage's lack of earnings history.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 WITH YEAR ENDED DECEMBER 31, 1996

     Revenue. Total revenue increased from $1.7 million in 1996 to $3.8 million in 1997. The increase in revenue was due primarily to an increase in subscription revenue from $1.1 million in 1996 to $3.0 million in 1997. The increase in subscriptions was due to the commencement of Student Advantage's membership agreement with AT&T, under which AT&T purchased membership subscriptions for distribution to students. Other revenue increased from $637,000 in 1996 to $821,000 in 1997, due primarily to increased advertising revenue and, to a lesser extent, an increase in commerce revenue.

     AT&T accounted for approximately 62% of total revenues in 1997. No other single customer accounted for 10% or more of revenues in 1996 or 1997.

     Cost of Subscription Revenue. Cost of subscription revenue increased from $543,000 in 1996 to $2.6 million in 1997. This increase is due primarily to the increased costs associated with fulfilling new membership subscriptions, as well as costs related to the addition of personnel to support the growth in revenues.

     Cost of Other Revenue. Cost of other revenue decreased from $506,000 in 1996 to $309,000 in 1997, due primarily to lower advertising costs.

     Product Development. Product development expenses increased from $507,000 in 1996 to $1.5 million in 1997. The increase is primarily due to the continued investment in the membership subscription business. During 1997, Student Advantage continued to develop new products to offer to support the membership subscription business as well as enhance and grow the base of corporate partners.

     Sales and Marketing. Sales and marketing expenses increased from $356,000 in 1996 to $843,000 in 1997. The increase in sales and marketing is due to increased expenditures to support the membership subscription business, which grew significantly in 1997 with the addition of the AT&T membership agreement.

     General and Administrative. General and administrative expenses increased from $437,000 in 1996 to $1.5 million in 1997. The increase in general and administrative expenses is primarily due to the increase in facilities costs and an increase in the number of personnel hired during the year to support the growth in Student Advantage's business.

     Depreciation and Amortization. Depreciation and amortization expenses increased from $37,000 in 1996 to $239,000 in 1997, primarily due to the amortization of goodwill and other intangible assets resulting from acquisitions.

     Interest Income (Expense), Net. Interest income (expense), net includes interest income from Student Advantage's cash balances and interest expense related to Student Advantage's financing obligations. Interest income increased from $1,000 of net interest expense in 1996 to $29,000 of net interest income in 1997. The increase is primarily due to a higher average cash and cash equivalents balance during 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly statement of operations data for each of the four quarters in the year ended December 31, 1998. In the opinion of management, the unaudited financial results include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our results of operations for those periods. The quarterly data should be read in conjunction with the Financial Statements and the Notes thereto appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                                       QUARTER ENDED
                                              ---------------------------------------------------------------
                                                MARCH 31,        JUNE 30,        SEPT. 30,        DEC. 31,
                                                   1998            1998             1998            1998
                                              --------------   -------------   --------------   -------------
                                                                 (UNAUDITED, IN THOUSANDS)
Revenue
  Subscription..............................      $1,738          $2,274           $1,856          $ 1,306
  Other.....................................       1,658           1,124            3,826            3,661
                                                  ------          ------           ------          -------
          Total revenue.....................       3,396           3,398            5,682            4,967
                                                  ------          ------           ------          -------
Costs and expenses
  Cost of subscription revenue..............         302             413              951              776
  Cost of other revenue.....................       1,515             854            1,572            3,390
  Product development.......................         485             812              596              695
  Sales and marketing.......................         746           1,069            1,281            1,621
  General and administrative................         508             776            1,067            1,296
  Depreciation and amortization.............         160             377              233              257
  Stock-based compensation..................          --              --               --              808
                                                  ------          ------           ------          -------
          Total costs and expenses..........       3,716           4,301            5,700            8,843
                                                  ------          ------           ------          -------
Loss from operations........................        (320)           (903)             (18)          (3,876)
                                                  ------          ------           ------          -------
Interest income (expense), net..............          15             (25)             (33)              45
                                                  ------          ------           ------          -------
Net loss....................................      $ (305)         $ (928)          $  (51)         $(3,831)
                                                  ======          ======           ======          =======

     The following table sets forth certain unaudited quarterly statement of operations data expressed as a percentage of total revenues for each of the four quarters in the period ended December 31, 1998.

                                                                QUARTER ENDED
                                              -------------------------------------------------
                                              MARCH 31,     JUNE 30,     SEPT. 30,     DEC. 31,
                                                1998          1998         1998          1998
                                              ---------     --------     ---------     --------
                                                          (UNAUDITED, IN THOUSANDS)
Revenue
  Subscription...........................        51.2%        66.9%         32.7%        26.3%
  Other..................................        48.8         33.1          67.3         73.7
                                                -----        -----         -----        -----
          Total revenue..................       100.0        100.0         100.0        100.0
                                                -----        -----         -----        -----
Costs and expenses
  Cost of subscription revenue...........         8.9         12.2          16.7         15.6
  Cost of other revenue..................        44.6         25.1          27.7         68.2
  Product development....................        14.2         23.9          10.5         14.0
  Sales and marketing....................        22.0         31.5          22.5         32.6
  General and administrative.............        15.0         22.8          18.8         26.1
  Depreciation and amortization..........         4.7         11.1           4.1          5.2
  Stock-based compensation...............          --           --            --         16.3
                                                -----        -----         -----        -----
          Total costs and expenses.......       109.4        126.6         100.3        178.0
                                                -----        -----         -----        -----
Loss from operations.....................        (9.4)       (26.6)         (0.3)       (78.0)
                                                -----        -----         -----        -----
Interest income (expense), net...........         0.4         (0.7)         (0.6)         0.9
                                                -----        -----         -----        -----
Net loss.................................        (9.0)%      (27.3)%        (0.9)%      (77.1)%
                                                =====        =====         =====        =====

     Our operating results are dependent upon the college student market and vary seasonally based upon the typical school year. We tend to sell most of our memberships in the beginning of the fall academic term and the beginning of the spring academic term. In addition, all of our memberships expire on August 31 of each year. Because we recognize revenue from memberships ratably over the period from the time of subscription until the end of our membership year, our subscription revenue is typically higher in the second and third quarters than in the first and fourth quarters of each fiscal year. In 1998, our revenue from advertising, marketing services and commerce was higher in the third quarter than in other quarters in part because of increased activity associated with the commencement of the school year. We believe that this seasonality may also occur in subsequent years. The increase in other revenue in the third quarter of 1998 was also due to the commencement of activities under the AT&T marketing agreement under which we receive fees for obtaining calling card applications from students. Other revenue and the cost of other revenue were each affected in the fourth quarter of 1998 by the publication of two issues of SAM.

LIQUIDITY AND CAPITAL RESOURCES

     Student Advantage has financed its operations primarily through the private placement of securities, cash from operations, borrowings under its credit facilities and loans from LLC members. In October 1998, Student Advantage completed a private placement of equity securities to new investors and received $9.9 million in net proceeds. As of March 31, 1999, Student Advantage had approximately $3.7 million in cash and cash equivalents.

     Net cash used for operating activities was $2.7 million for 1998, compared to $3.0 million provided by operating activities for 1997. The increase in net cash used resulted primarily from an increase in accounts receivable of $2.7 million in 1998 and increasing net losses for 1998. The increase was partially offset by the timing of payments of accounts payable and accrued expenses and increased depreciation and amortization expense. Net cash in 1997 was affected by an increase in deferred revenue of $5.4 million. Deferred revenues increased $1.0 million in 1998 over those of 1997. Deferred revenue represents primarily payments for membership fees not yet recognized as revenue and advance payments for purchases of memberships and other services.

     Net cash used for investing activities increased from $650,000 in 1997 to $1.7 million in 1998. This increase was due primarily to the purchase of fixed assets and the acquisition of Collegiate Advantage in 1998.

     Net cash used for financing activities was $453,000 in 1997, compared to net cash provided by financing activities of $7.5 million in 1998. This increase was primarily due to net cash proceeds of $9.9 million from the sale of shares of Student Advantage preferred stock, partially offset by a distribution of $2.3 million to LLC members. In 1997, Student Advantage repurchased a member's LLC interest for $630,000.

     As of April 5, 1999, the Company had a line of credit and equipment lease credit facility with a commercial bank in an aggregate amount of $2.75 million. The line of credit bears interest at a rate of LIBOR plus 200 basis points or the bank's base rate. As of April 5, 1999, $1.0 million was outstanding under the line of credit.

     Student Advantage has experienced a substantial increase in its expenditures consistent with growth in operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, Student Advantage will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its Web infrastructure, sales and marketing programs and aggressively promote its brand. Student Advantage currently anticipates that its available cash resources combined with the net proceeds for this offering will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least 12 months following this offering.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance for accounting for costs of software products developed or purchased for internal use, including when costs should be capitalized. Student Advantage does not expect the adoption of this standard to have a material effect on Student Advantage's results of operation, financial position or cash flows.

     In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As Student Advantage has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on Student Advantage's results of operations, financial position or cash flows.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have an impact on Student Advantage's results of operations, financial position or cash flows.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. Student Advantage does not internally develop a significant amount of software. Student Advantage has made a preliminary assessment of the Year 2000 readiness of its operating financial and administrative systems, including the hardware and software that support Student Advantage's systems. Student Advantage's assessment plan consists of:

     - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of Student Advantage's services to its users,

     - contacting vendors of third-party systems,

     - assessing repair or replacement requirements,

     - implementing repair or replacement, and

     - creating contingency plans in the event of Year 2000 failures.

     Student Advantage is currently conducting an inventory of and developing testing procedures for all software and other systems that it believes might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. We plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. Student Advantage plans to complete this process prior to the end of the third quarter of 1999. Until such testing is completed and such vendors and providers are contacted, Student Advantage will not be able to completely evaluate whether its systems will need to be revised or replaced.

     Costs. To date, Student Advantage has spent an immaterial amount on Year 2000 compliance issues but expects to incur an additional approximately $100,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of Student Advantage's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on Student Advantage's business, results of operations and financial condition.

     Risks. Student Advantage is not currently aware of any Year 2000 compliance problems relating to its systems that would have a material adverse effect on Student Advantage's business, results of operations and financial condition, without taking into account Student Advantage's efforts to avoid or fix such problems. There can be no assurance that Student Advantage will not discover Year 2000 compliance problems in its systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into Student Advantage's material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. The failure of Student Advantage to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on Student Advantage's business, results of operations and financial condition.

     Student Advantage is heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to Student Advantage could cause Student Advantage's members and visitors to consider seeking alternate sites or cause an unmanageable burden on its customer service, which in turn could materially and adversely affect Student Advantage's business, financial condition and results of operations.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of Student Advantage's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of Student Advantage, such as a prolonged Internet, telecommunications or electrical failure, which could also impair Student Advantage's ability to deliver its services to its customers, decrease the use of the Internet or prevent users from accessing its Web sites which could have a material adverse effect on Student Advantage's business, results of operations and financial condition.

     Contingency Plan. As discussed above, Student Advantage is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of Student Advantage's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

OVERVIEW

     Student Advantage, Inc. is dedicated to serving the needs of college students through our leading membership program and studentadvantage.com Web site. With our national fee-based membership program, we have created a community of over 1,000,000 student members who receive benefits including ongoing discounts on products and services offered by over 40 national partners and 12,000 partners in 115 local markets. Student Advantage offers the only ongoing discount available to college students for the products and services of many of our partners. Through studentadvantage.com, we are leveraging our membership base, brand name, partnerships with corporations and universities, and existing online business with the objective of becoming the leading online destination for students. The studentadvantage.com Web site currently offers content, community and e-commerce targeted to college students.

INDUSTRY BACKGROUND

     College students represent a large audience with needs and interests that are specific to their group. These students are exposed, often for the first time, to lifestyle decisions and other challenges unique to the college experience. With so many new experiences to manage, these students seek information and guidance from a trusted resource able to assist them in matters such as:

     - purchasing and budgeting decisions,

     - selecting a major or a career, or finding a job,

     - conducting academic research,

     - making lifestyle and extracurricular decisions,

     - finding economical travel arrangements for breaks or holidays, and

     - understanding financial aid alternatives.

     To meet the needs of this audience, businesses are offering an increasing variety of products and services designed to capture their interest. College students represent an attractive market opportunity for businesses because of their significant spending power and their tendency to retain brand loyalties after graduation. According to Student Monitor LLC, a market research company, college students spent over $100 billion in the 1997-1998 academic year. In the United States, there are over 15 million full-time and part-time undergraduate and graduate students at more than 3,000 university and college campuses. The college student population is expected to grow as there are currently 40 million children and young adults from ages 10 to 19.

     Businesses have recognized the importance of college students and have dedicated significant advertising and marketing expenditures towards this group. However, college students have been difficult to reach in a targeted fashion because:

     - they are transient, frequently changing their addresses,

     - the college student population has significant turnover,

     - colleges are increasingly seeking to limit direct marketing to students on campus, and

     - few national advertising vehicles are directed toward the college student population.

     The Internet has emerged as an attractive medium for advertisers because it offers a level of targetability, flexibility, interactivity and measureability not available in traditional media. College students are active users of the Internet, highly computer literate and active in e-commerce. According to Student Monitor, 90% of students use the Internet and 52% of these students use the Internet at least daily. Student Monitor estimates that in 1998, 21% of students made online purchases representing $890 million in e-commerce. According to Jupiter Communications, students will spend close to $2.6 billion through e-commerce by the year 2002.

     Student Advantage believes that businesses are seeking a nationally-focused vehicle for targeting the attractive college demographic. Many businesses that have tried to target college students have been unsuccessful, due to the inherent difficulties in reaching this group. Marketing organizations seeking to help businesses reach this market have had only limited success because they are either limited in their geographic scope or are not able to offer a wide range of services and channels to reach students.

     Furthermore, Student Advantage believes that while the Internet creates an opportunity to reach targeted audiences, it has not been used effectively to target college students. The major Internet navigational portal sites are generally designed to appeal to a broad audience. These portals do not focus on the issues that are relevant to college students, such as financial and budgeting assistance, economical travel, lifestyle decisions and careers. Student Advantage believes that there is a need for a comprehensive student destination focused on the specific requirements of students for information, guidance and other services.

THE STUDENT ADVANTAGE SOLUTION

     Student Advantage is a leading resource and trusted advocate dedicated to serving the needs of college students. As a result, we are positioned to serve as a point of access to this market. Through our national membership program, we have created a community of over 1,000,000 college student members who receive benefits including ongoing discounts on products and services offered by over 40 national partners and 12,000 local partners. Student Advantage has also created a comprehensive online destination for college students, studentadvantage.com.

     College students can join the Student Advantage membership program:

     - by obtaining, free of charge, a co-branded card that serves as both a Student Advantage membership identification card, paid for by AT&T, and an AT&T calling card,

     - through programs under which universities, colleges and university organizations purchase memberships in bulk for distribution free of charge to their students, and

     - by paying an annual membership fee of $20.

     While our primary constituency is our student members, we also enable businesses to reach the student market and enable colleges and universities to provide a highly useful resource to students.

    [DIAGRAM SHOWING STUDENT ADVANTAGE IN THE CENTER WITH ARROWS POINTING TO
              CAPTIONS FOR STUDENTS, BUSINESSES AND UNIVERSITIES.]

     Benefits to Student Members. The Student Advantage membership program provides college students with ongoing discounts on products and services from national partners including Amtrak, AT&T, Foot Locker, Greyhound, Staples and Tower Records. For example, in 1998, our members spent $10.9 million on Amtrak fares and saved over $1.9 million by using the Student Advantage discount. The membership program also enables students to receive discounts for products and services in 115 local markets.

     Through our Web site, studentadvantage.com, we provide content, community and commerce. The Web site offers services and information of particular interest to college students, including discount purchasing, travel alternatives, career and job searches, lifestyle and extracurricular decisions and financial aid. Our Web site:

     - enables access to college news from over 400 colleges and universities,

     - provides online bulletin boards,

     - provides free e-mail and an online address book, calendar and document storage,

     - offers an e-commerce marketplace, and

     - includes a searchable directory of partners who offer discounts for Student Advantage members.

     Student Advantage members also receive a subscription to SAM, a magazine published by Student Advantage. SAM includes lifestyle and practical content for students and updates on new discounts available to Student Advantage members.

     Benefits to Partners. We provide a platform for our partners to market their products and services to a large, demographically attractive market. Student Advantage appeals to partners and advertisers because it combines:

     - a large and attractive demographic group,

     - database marketing capabilities,

     - a trusted brand,

     - program usage tracking,

     - quality online content, and

     - community interaction.

     By maintaining contact with students throughout their college experience and by establishing university partnerships, we also benefit businesses by allowing targeted and continued access for advertising and marketing efforts. In addition, businesses that offer products and services through Student Advantage benefit by being associated with the Student Advantage brand. For example, according to Egghead.com, in 1998, Student Advantage members who visited Egghead.com from studentadvantage.com were two times more likely to purchase products than the average visitor and spent 55% more than the average visitor.

     Partners also benefit from our direct marketing knowledge and the expertise of our management team in designing and implementing effective marketing techniques to reach college students. AT&T, for example, utilizes Student Advantage for a variety of marketing programs, primarily to increase the number of students carrying AT&T calling cards. By partnering with us, AT&T during the 1998-99 school year exceeded its prior year's sales of calling cards to college students by more than 300%.

     We maintain eight regional offices throughout the United States in order to more effectively reach students and provide services in local markets. These offices, which are managed by our headquarters in Boston, provide us with a broad geographical presence and enable us to implement effective nationwide marketing programs.

     Benefits to Colleges and Universities. Colleges and universities can generate goodwill and help reduce the cost of student life by making the Student Advantage program readily available to students. Colleges, universities and university organizations can endorse the membership program, co-market with us and share in associated revenues. Schools can also purchase memberships in bulk and offer them to their students free of charge. As colleges seek additional revenue streams, Student Advantage can use its relationships with local merchants and its membership card as a platform for colleges and universities to participate in debit-card transaction revenue from off-campus transactions. We also fund, and enlist our business partners to sponsor, on-campus student activities and events. For example, Student Advantage co-sponsored Midnight Madness at the University of North Carolina -- Charlotte, an event that marks the beginning of its college basketball season.

STRATEGY

     Our objective is to be the leading online and offline resource for college students. Student Advantage intends to broaden and deepen its relationship with students by serving the needs of its three key constituencies - students, businesses and schools. The key elements of our strategy include the following:

     Strengthen Online Destination for Students. Student Advantage believes that its existing 1,000,000 members provide a platform for building the leading online destination for students. Our goal is to establish our Web site, studentadvantage.com, as the primary vehicle for delivery of our products and services to students. We believe that the Internet is ideally suited for providing our products and services and is a natural extension of our current business. Our Web site currently offers content, community and e-commerce services targeted specifically to college students. The Web site also allows students to enroll in our membership program, receive customer service, and search our directory of national and local partners who offer discounts. We intend to enhance our online offerings by making additional content available and by expanding our e-commerce marketplace with additional partners. We also expect to offer additional online programming in order to personalize the Web site for particular college campuses.

     Continue to Build Brand. Student Advantage believes that building its brand is critical to attracting and expanding its membership and Internet user base. Our market leadership position has been driven by our membership program and by partnering with leading national and local partners and universities. We believe that aggressive brand-building will become increasingly important to sustain our leadership position. We have started to allocate some of our branding expenditures toward online branding through partnerships and distribution agreements with leading Internet-based companies and strategic alliances with leading advertisers. We will also continue to enhance our offline branding both directly and through co-marketing arrangements with our partners. Student Advantage believes that it can build online brand awareness and attract traffic by leveraging the reach of its student membership base.

     Aggressively Grow Membership. We intend to continue to grow our membership through a variety of initiatives including:

     - increasing the rate of new memberships through our Web site,

     - increasing our number of corporate partners,

     - expanding our partnerships with colleges and universities, including selling them memberships in bulk,

     - expanding our on-campus tabling and marketing services,

     - providing members-only premium services on our Web site by introducing new content and services and transitioning portions of our existing services and content to members-only status, and

     - offering our program to high school students and college graduates.

     Enhance Relationships with Students, Businesses and Schools. We intend to continue to enhance our value to students by offering new products and services, including online offerings for content, commerce and community. In addition to increasing the number of national and local partners, Student Advantage will provide additional services to partners, such as visitor tracking and membership data which will allow Student Advantage to better target advertising, make recommendations and provide for a more personalized and engaging experience. Student Advantage will continue to enroll colleges and universities as partners and will strengthen its relationships with schools by continuing to provide marketing services and offering online outsourcing services.

     Continue to Pursue Strategic Acquisitions and Alliances. Since inception, we have acquired and integrated eight complementary businesses in order to expand and strengthen our offerings to students. We plan to continue to acquire companies or enter into alliances that offer opportunities to increase our online traffic and acquire new technologies.

PRODUCTS AND SERVICES

     We provide college students with discounts on a broad range of products and services through our Student Advantage membership program, as well as valuable resources through our Web site and other student-focused content and services offerings. We also offer marketing services to businesses seeking to effectively communicate with the college student population.

     STUDENT ADVANTAGE MEMBERSHIP PROGRAM

     Our membership program provides valuable savings opportunities, services and information to college students. During the 1998-99 academic year, over 1,000,000 students at over 3,000 colleges and universities are members of the Student Advantage program. Members typically subscribe for one-year memberships that coincide with the academic year. Memberships are sold in three different ways. Most are sold to AT&T and distributed in conjunction with an AT&T calling card. These membership cards are co-branded and serve as both a Student Advantage membership identification card and AT&T calling card. Memberships are also sold to colleges, universities and university organizations for distribution free of charge to students. In addition, Student Advantage sells memberships directly to students for a membership fee that is currently $20 per year.

     Upon enrollment, Student Advantage members receive a hard plastic Student Advantage membership identification card and a member guide describing the program and its benefits. By presenting the Student Advantage card at participating retail locations, or by providing their membership number online, Student Advantage members receive attractive discounts throughout the year for products and services from both national and local partners. Student Advantage currently offers discounts from our 40 national partners and over 12,000 local partners in 115 local markets.

     National discounts available to Student Advantage members include:

     - 15% off Amtrak rail fares

     - 15% off purchases from Foot Locker

     - 15% off purchases from American Eagle Outfitters

     - $50 off any graduate school course at The Princeton Review

     - 15% off Greyhound bus fares

     STUDENT-FOCUSED CONTENT AND SERVICES

     studentadvantage.com

     Our Web site, studentadvantage.com, addresses the needs of college students for content, community and e-commerce.

        Content. Student Advantage's content offering includes up-to-date information on topics of interest to students, including purchasing and budgeting decisions, travel, career, education, entertainment, health, lifestyles and financial aid. For example, students may access articles that provide information on studying abroad or purchasing renters' insurance. Our content is both developed by our editors and collected from over 400 colleges using our U-WIRE news feed. In addition, our Web site provides students with information customized for their local market or college campus and a searchable online directory of national and local discounts offered by our partners. Our Web site also includes maps and directions to retail locations that offer discounts.

        Community. The studentadvantage.com Web site offers students a number of community-building services. Student Advantage's online bulletin boards give students the opportunity to discuss topics such as interviewing techniques and campus life. Our Virtual Backpack service allows students to set up their own email account, organize contact information in an online address book, store documents and keep track of important dates on an online calendar. We also enable students to send online greeting cards.

        e-Commerce. Students can purchase a variety of products online with a Student Advantage discount. Members can purchase products directly from vendors through our marketplace or link to a Web page that is co-branded with a partner. Products offered online include books, software, music, footwear, magazines and flowers. Companies whose products can be purchased online through links from our Web site include Egghead.com, 1-800-FLOWERS, University Subscription Service and Rockport Interactive.

     U-WIRE (University Wire)

     U-WIRE is a daily electronic news service of college news, sports, opinion and entertainment content collected from over 400 college newspapers. U-WIRE can be accessed at studentadvantage.com. U-WIRE editors select news, sports, opinion and entertainment articles from its member newspapers and distribute content among the college newspapers for inclusion in their print and online editions. Student Advantage has the exclusive right to syndicate most of the U-WIRE content electronically and to provide college news feeds to syndication partners, which currently include Yahoo!, Excite, USAToday.com, Lexis-Nexis and Digital City, an affiliate of America Online.

     SAM, The Student Advantage Magazine

     The Student Advantage membership includes a subscription to SAM, the Student Advantage magazine. SAM is a magazine that is mailed directly to our members. SAM includes lifestyle and practical content for students, updates on new discounts and privileges available to Student Advantage members and interactive features, such as member surveys and contests. Articles are provided primarily by freelance writers. We use feedback from our readers to tailor future articles and offerings to their particular interests and needs.

     Rail Connection

     Through an arrangement with CIT Tours, Corp., a representative of the Italian State Railways, we offer Eurail passes to student members and others. We promote our Eurail passes to Student Advantage members in travel guide books, through direct mail and in advertisements in campus publications.

     CORPORATE MARKETING SERVICES

     We provide tailored marketing services for businesses seeking to market their products and services to college students. Our in-depth knowledge of the college student market, our expertise in marketing to college students and our extensive university relationships enable us to help businesses effectively and efficiently reach college students. Student Advantage currently provides a variety of marketing services to businesses, including the following:

     - organizing and executing marketing tours that travel campus to campus,

     - staffing tables at on-campus college locations, such as student unions, to solicit potential student customers,

     - developing and managing programs that recruit, train and supervise students to represent businesses on campus,

     - assisting marketers who desire to sponsor on-campus events, such as movie screenings and concerts, and

     - helping marketers place advertisements in college newspapers.

     We also provide staffing for on-campus events and other activities for businesses that have already designed a marketing program but lack implementation resources and expertise at the campus level.

     Our marketing services are typically offered to businesses on a fixed-cost basis or hourly rate basis.

     Our marketing services group utilizes eight regional offices across the United States. The broad geographical reach of our marketing services group allows us to execute our services nationwide. In 1998, clients who purchased our marketing services included Amtrak, AT&T, Coca-Cola and Visa.

ALLIANCES

     An important element of our strategy is to form alliances to assist us in offering students products and services and in offering businesses and advertisers an effective channel for reaching college students.

     AT&T

     Our relationship with AT&T has enabled us to rapidly expand our membership base and strengthen our presence on college campuses as a resource associated with quality brand products and services.

     In February 1997, Student Advantage and AT&T entered into a membership agreement under which Student Advantage earns a fee from AT&T for each membership issued in connection with a Student Advantage AT&T Calling Card, with a minimum commitment by AT&T for 1.25 million Student Advantage memberships per academic year. Student Advantage and AT&T agreed to market this program to college students throughout all of their relevant college marketing channels. Student Advantage also agreed that it would not enter into any promotional or marketing activities with any credit card, telecommunications or multipurpose college student identification card provider, other than AT&T. The agreement provides that we will not allow any third party to offer a Student Advantage membership to college students free of charge as an incentive or through any promotion.

     In February 1998, we entered into a marketing agreement with AT&T under which we agreed to promote and market AT&T's calling card services to college students. We also agreed to provide certain marketing services focused on the college market to AT&T. AT&T appointed Student Advantage as the exclusive provider of tabling and non-tabling activities (which require a physical presence by its employees on the college campus) with respect to the solicitation of college students for the AT&T calling card service. In return, AT&T agreed to pay us for the solicitation of each application for such service. In addition, AT&T agreed to pay for additional marketing activities and to be the exclusive sponsor of certain online offerings. We also granted AT&T a right of first and last refusal to be the exclusive telecommunications advertiser for the first four issues of the Student Advantage magazine. AT&T agreed to promote and market the Student Advantage membership through television, mass media marketing or other mass media advertising. We are also providing other marketing services to AT&T in the college student market.

     In July 1998, AT&T exercised an option to extend the original termination dates of the membership agreement and the marketing agreement to June 1, 2001. However, AT&T may terminate these agreements prior to such date upon 120 days prior notice, subject to payment of a termination fee under certain circumstances. AT&T may also terminate the agreements if Raymond V. Sozzi, Jr. is no longer employed as President of Student Advantage, or if he no longer owns a minimum five percent ownership interest in Student Advantage. AT&T accounted for 62% of our total revenues in 1997 and 68% of our total revenues in 1998. While we are not aware of plans by AT&T to terminate its use of our services, the termination of our relationship with AT&T, or a material reduction in the use of our services by AT&T, would have a material adverse effect on our business.

     Partners

     Student Advantage offers our members discounts on products and services from over 40 national partners and 12,000 local partners in over 115 local markets, including rail fares, bus fares, CDs, books and clothing. Representative national partners and local markets include:

            REPRESENTATIVE NATIONAL PARTNERS                            REPRESENTATIVE LOCAL MARKETS

1-800-FLOWERS                                              Ann Arbor, Michigan
American Eagle Outfitters                                  Auburn, Alabama
Amtrak                                                     Austin, Texas
Blimpie International                                      Berkeley, California
Choice Hotels                                              Boston, Massachusetts
Dollar Rent a Car                                          Boulder, Colorado
Egghead.com                                                Chapel Hill, North Carolina
Foot Locker                                                Chicago, Illinois
Greyhound                                                  Columbus, Ohio
Hostelling International                                   Lawrence, Kansas
IBM                                                        Los Angeles, California
Jostens                                                    Madison, Wisconsin
Linens 'n Things                                           New York, New York
Pearle Vision                                              Philadelphia, Pennsylvania
Rockport Interactive                                       Princeton, New Jersey
Staples                                                    San Diego, California
The Wall Street Journal                                    Tallahassee, Florida
Tower Records                                              Washington, D.C.

     For many of our national partners, the Student Advantage discount is the only ongoing discount offered to college students. Many of our national partners engage in co-marketing activities with Student Advantage. Student Advantage seeks to identify and attract additional partners whose products and services complement its offerings and who offer valuable ongoing discounts to its members.

     Advertisers

     We provide advertisers with access to a large, demographically desirable college student audience. We also provide advertisers with direct marketing knowledge and expertise in designing and implementing effective advertising to reach college students. Businesses which have purchased advertising from us, such as advertising in SAM, sponsorship of portions of our Web site and banner advertising, include Apple Computer, Barnes & Noble, Ford Motor Company, Microsoft and Visa.

     Unlike many competitors, we are able to combine print, on-campus and Web site advertisements. We intend to expand our in-house sales force during 1999 and offer additional banner advertising and sponsorship opportunities on our Web site.

UNIVERSITY RELATIONSHIPS

     We believe that university relationships are critical to our success. An important element of our strategy is to continue to develop relationships with colleges, universities and university organizations to assist us in marketing and selling our products and services. The Student Advantage membership program has been endorsed by more than 30 colleges, universities and university organizations. These schools and organizations typically agree to co-market the Student Advantage membership program to their students and receive a percentage of the associated membership fees. Several colleges and universities purchase Student Advantage memberships in bulk and distribute the memberships to their students free of charge.

     Colleges and universities, or university organizations from these schools, that have endorsed the Student Advantage membership program or purchased memberships in bulk include:

Arkansas State University
Auburn University
Brandeis University
Emory University
University of California-Berkeley
Florida State University
Northwestern University
University of Pennsylvania
University of Utah
Villanova University
University of Nevada, Las Vegas
University of Virginia

     Student Advantage has also established an off-campus debit card program for New York University and American University. For these universities, we enroll off-campus local merchants to participate in a debit-card program maintained by the university.

SALES AND MARKETING

     As of March 31, 1999, Student Advantage had a direct sales organization consisting of 27 professionals. Five of these professionals are dedicated to the AT&T relationship with an additional four professionals dedicated primarily to managing our other significant partner relationships. The remaining 18 professionals are engaged in a variety of sales functions, including:

     - selling advertising in SAM,

     - selling banner advertising and sponsorships on studentadvantage.com,

     - enlisting additional national partners for its discount program,

     - seeking opportunities for partner-sponsored events and promotions targeted at college students, and

     - managing existing partner relationships

     In addition, we maintain a regional sales organization of 37 professionals in eight regional offices focused primarily on enlisting and managing local partners and providing marketing services. These offices, which are managed by our headquarters in Boston, provide us with a broad geographical presence and enable us to implement effective nationwide marketing programs.

     Student Advantage uses a variety of online and traditional marketing programs to increase brand awareness. Our marketing goals are to create and enhance awareness of Student Advantage as the leading resource and trusted advocate dedicated to serving the needs of college students, the most effective way for marketers and advertisers to reach students, and a trusted and effective partner for colleges and universities. Our marketing strategy for each contains a mix of online advertising, programs which drive members to our Web site, in-store advertising in local retail locations, on-campus direct solicitation of students, outbound e-mail, co-marketing with colleges and universities through on-campus posters and student mailbox drops, print advertising, new media banner campaigns, and direct mail. Student Advantage's marketing department consisted of 14 marketing professionals as of March 31, 1999.

TECHNOLOGY

     Student Advantage has implemented a broad array of site management, advertising management, customer interaction, registration systems, transaction-processing and fulfillment systems using a combination of its own proprietary technologies and commercially available, licensed technologies. Our current strategy is to license commercially available technology whenever possible rather than seek internally developed solutions. We use contractors to develop the specialized software necessary for our business, such as the software required to register members online.

     Consistent with our preference for off-the-shelf software components, the hardware systems that we utilize also consist of commercially available components. Student Advantage believes that this architecture provides the ability to increase scale quickly and reliably, and at a relatively low cost. Although our existing infrastructure currently exceeds present demand, we have plans for additional upgrades in anticipation of increased demand.

     Our membership database is hosted at AERO Fulfillment Services and utilizes Microsoft SQL database. Our production servers utilize Sun Microsystems, Inc. hardware and use Netscape Web server software. Student Advantage's system hardware is hosted at USWeb/CKS, a third-party facility in New York. A group of systems administrators and network managers at USWeb/CKS operate our Web site, network operations and transaction-processing systems and monitor our systems 24 hours a day.

     Our operations are dependent upon USWeb/CKS's and AERO's ability to maintain their systems in effective working order and to protect their systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Student Advantage's servers are powered by an uninterruptible power supply to provide a safeguard against unexpected power loss. Our systems are copied to backup tapes each night and stored at an off-site storage facility for one year. In addition, the servers are equipped with redundant file systems, which allows for prompt replacement of defective disks without interruption of service.

COMPETITION

     The market for student members and Internet services and products is relatively new, intensely competitive and rapidly changing. With no substantial barriers to entry, we believe that competition will continue to intensify. We compete, directly and indirectly, for members, advertisers, partners and viewers with the following categories of companies:

     - general purpose consumer online services such as America Online and Microsoft Network, each of which provides access to student-related content and services,

     - Web search and retrieval services, such as AltaVista, Excite, Infoseek, Lycos, and Yahoo!, and other high-traffic Web sites,

     - Web sites targeted to students generally or to students of a particular school,

     - membership programs,

     - publishers and distributors of traditional off-line media (such as television, radio and print), including those targeted to college students, many of which have established or may establish Web sites, and

     - vendors of college student information, merchandise, products and services distributed through other means, including retail stores, mail and schools.

     We believe that the principal competitive factors in attracting and retaining members are:

     - brand recognition,

     - quality of content and service,

     - critical mass of members and partners,

     - number and type of discounts,

     - relationships with universities,

     - comprehensive geographic coverage,

     - breadth of offerings, and

     - cost of service.

     We believe that the principal competitive factor in attracting and retaining partners, merchandisers and content providers is our ability to offer sufficient incremental revenue from online and offline sales of products and services. We believe that the principal competitive factors in attracting advertisers include the demographics of our membership and user base, the number of readers of our magazine, the number of members and users of our Web site, cost of advertising and creative implementation of advertisement placements across our products and services. There can be no assurance that we will be able to compete favorably with respect to these factors.

     We believe that the strong Student Advantage brand combined with our ability to deliver a targeted, demographically-attractive audience to advertisers and partners, our existing base of over one million members, our national and local partners and our relationships with colleges and universities are principal competitive advantages. However, many of our competitors, current and potential, have significantly greater financial, technical or marketing resources. In addition, providers of Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies, such as Microsoft or America Online. Greater competition resulting from such relationships could have a material adverse effect on our business.

INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

     Student Advantage regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, partners, and others to protect its proprietary rights. Student Advantage strategically pursues the registration of its trademarks and service marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which Student Advantage's products and services are made available. There can be no assurance that the steps taken by us to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade secrets, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not independently develop substantially equivalent intellectual property. A failure by us to protect our intellectual property in a meaningful manner could have a material adverse effect on our business, financial condition and results of operations. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of financial and managerial resources, which could have a material adverse effect on our business.

     Student Advantage has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, Student Advantage may be required to change its trademarks, alter its content and pay financial damages. There can be no assurance that such changes of trademarks, alteration of content or payment of financial damages will not adversely affect our business.

     We may be required to obtain licenses from others to refine, develop, market and deliver new products and services. There can be no assurance that we will be able to obtain any such license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

GOVERNMENT REGULATION

     Student Advantage is subject to various laws and regulations relating to its business. Although there are currently few laws or regulations directly governing access to or commerce on the Internet, due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. In addition, several telecommunications providers have petitioned the Federal Communications Commission to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. The adoption of any such laws or regulations could adversely affect the costs of communicating on the Internet and adversely affect the growth in use of the Internet, or decrease the acceptance of the Internet as a communications and commercial medium. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could decrease demand for our products and services or otherwise have a material adverse effect on our business.

EMPLOYEES

     As of March 31, 1999, Student Advantage had a total of 175 full-time employees. Student Advantage also hires temporary employees, particularly at the beginning of each school semester, and contract service providers as necessary. As we continue to grow and introduce additional products and services, we expect to hire additional employees, particularly in online product development and sales and marketing. None of our employees is represented by a labor union or is the subject of a collective bargaining agreement. We believe that relations with our employees are generally good. Competition for qualified personnel in our industry is intense, particularly among sales, online product development and technical staff. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

FACILITIES

     Student Advantage is headquartered at 280 Summer Street in Boston, Massachusetts, where it presently leases an aggregate of approximately 30,000 square feet. Our current leases for this facility expire at various times through 2005. We also maintain regional offices and lease space in Atlanta, Georgia; Berkeley, California; Dallas, Texas; Evanston, Illinois; Lawrence, Kansas; Los Angeles, California; New York, New York and Washington, D.C.

     We believe that our current facilities and other facilities that will be available to us will be adequate to accommodate our needs for the foreseeable future. There can be no assurance that we will be successful in obtaining additional space, if required, or if such space is obtained that it will be on terms acceptable to us.

LEGAL PROCEEDINGS

     We are not presently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and other key employees of Student Advantage, and their ages as of March 31, 1999 are as follows:

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
Raymond V. Sozzi, Jr.*....................  30    Chairman of the Board, President and Chief Executive
                                                  Officer
Andrea K. Abegglen*.......................  32    Vice President, Marketing Communications
Christopher B. Andrews*...................  43    Vice President, Finance and Administration and Chief
                                                  Financial Officer
G. Todd Eichler*..........................  31    Executive Vice President, Member Management
David M. Liniado*.........................  28    Vice President, Campus Development
Daniel G. Siegel*.........................  30    Vice President, Product Development
Michael T. Fuller.........................  37    Vice President, Market Development
Mason Myers...............................  28    Vice President, Business Development
Kevin Watters.............................  27    Vice President, Marketing
William S. Kaiser(1)......................  43    Director
John Katzman(1)...........................  39    Director
Marc Turtletaub(1)........................  53    Director

---------------
(1) Member of the Audit Committee and the Compensation Committee.

* Executive Officer.

     Raymond V. Sozzi, Jr. founded Student Advantage in 1992 and has served as Chairman of the Board of Directors, President and Chief Executive Officer of Student Advantage since its inception. Before founding Student Advantage, Mr. Sozzi was employed by Bain & Company, a consulting company, as an associate consultant. Mr. Sozzi received a B.A. from Dartmouth College in 1990.

     Andrea K. Abegglen has served as Vice President, Marketing Communications, of Student Advantage since May 1998. From November 1997 to April 1998, Ms. Abegglen served as Vice President, Strategic Partnerships, of Student Advantage. From May 1996 to October 1997, Ms. Abegglen served as Chief Operating Officer of Student Advantage. From June 1991 to June 1993, Ms. Abegglen served as Vice President of Crimson & Brown Associates, a recruiting firm for minority students and professionals, and as its President from June 1993 to April 1996. Ms. Abegglen received a B.A. from the University of Pennsylvania in 1989.

     Christopher B. Andrews has served as Vice President and Chief Financial Officer of Student Advantage since September 1998 and as Vice President, Finance and Administration, of Student Advantage since January 1999. From January 1992 to August 1998, Mr. Andrews served as Vice President, Finance and Administration, and from July 1996 to December 1996 also served as interim President and Chief Executive Officer of Advanced Visual Systems Inc., a visualization software company. Mr. Andrews received a J.D. from Boston College Law School in 1981 and a B.A. from Harvard College in 1977.

     G. Todd Eichler has served as Executive Vice President, Member Management, of Student Advantage since January 1997 and served as Vice President, Marketing, of Student Advantage from January 1995 to December 1996. From January 1991 to December 1994, Mr. Eichler was employed by Bronner, Slosberg, Humphrey, a direct marketing and advertising agency, as an account supervisor. From 1989 to 1991 Mr. Eichler was employed by Bain & Company as an associate consultant. Mr. Eichler received a B.A. from Duke University in 1989.

     David M. Liniado has served as Vice President, Campus Development, of Student Advantage since January 1996. From September 1994 to December 1995, Mr. Liniado was Director of the Southern

Region of Student Advantage. In May 1992 Mr. Liniado founded College Discount Association, a student membership company, and served as its President from May 1992 to August 1994. Mr. Liniado received a B.A. from Emory University in 1993.

     Daniel G. Siegel has served as Vice President, Product Development, of Student Advantage since May 1997, and served as Director of Marketing of Student Advantage from November 1992 to July 1995. From May 1996 to August 1996, Mr. Siegel was employed by Microsoft Corporation, a software company, to conduct a worldwide original equipment manufacturer market study. Mr. Siegel received his M.B.A. from the Wharton School of Business at the University of Pennsylvania in 1997. Mr. Siegel received a B.A. from the University of Michigan in 1990.

     Michael T. Fuller has served as Vice President, Market Development, of Student Advantage since January 1999. From July 1995 to March 1999, Mr. Fuller was President of both The Campus Agency, LLC, an advertising and custom publishing company, and The Travel Holding Group, LLC, a travel marketing company. From 1991 to June 1995, Mr. Fuller was Director, Sales and Marketing, of Travel CUTS, a student travel company.

     Mason Myers has served as Vice President, Business Development, of Student Advantage since January 1999 and served as Senior Director, New Media from December 1997 to December 1998. Mr. Myers co-founded The Main Quad, Inc., a student-focused Internet site, in May 1995, and served as its Co-President from May 1995 to December 1997. From August 1994 to May 1995, Mr. Myers was employed as a project manager by Smart Valley, Inc., a non-profit organization using the Internet to improve the community of Silicon Valley. From January 1994 to July 1994, Mr. Myers was employed by MFS Communications, Inc., a telecommunications company in various public relations roles. Mr. Myers received a B.A. from Duke University in 1993.

     Kevin Watters has served as Vice President, Marketing, of Student Advantage since April 1999 and served as Senior Director, New Media, of Student Advantage from December 1997 to March 1999. Mr. Watters co-founded The Main Quad, Inc., a student-focused Internet site, in May 1995, and served as its Co-President from May 1995 to December 1997. From September 1993 to April 1995, Mr. Watters was employed by The Procter & Gamble Company, a consumer products company, in its sales management program. Mr. Watters received a B.A. from Duke University in 1993.

     William S. Kaiser has served as a Director of Student Advantage since October 1998. Since 1986, Mr. Kaiser has been an employee of Greylock Management Corporation, a venture capital company, and he is a general partner of several venture capital funds affiliated with Greylock. Mr. Kaiser currently serves as a Director of Clarus Corporation and Open Market, Inc.

     John Katzman has served as a Director of Student Advantage since March 1996. Mr. Katzman founded Princeton Review Publishing, a provider of test preparation and admission services, and has served as its President since 1981.

     Marc Turtletaub has served as a Director of Student Advantage since October 1998. Mr. Turtletaub has served as Chief Executive Officer of The Money Store, Inc., a financial services company, since 1979.

BOARD COMPOSITION

     Following this offering, the Board of Directors of Student Advantage will be divided into three staggered classes, each of whose members will serve for a three-year term. The Board will consist of one Class I Director (Mr. Katzman), one Class II Director (Mr. Sozzi) and two Class III Directors (Messrs. Kaiser and Turtletaub). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Director, Class II Director and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during calendar years 2000, 2001 and 2002.

     Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Student Advantage. All of the Directors were originally elected to the Board of Directors pursuant to agreements that will terminate upon the consummation of this offering.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee composed of Messrs. Kaiser, Katzman and Turtletaub, which makes recommendations concerning salaries and incentive compensation for employees of Student Advantage and administers and grants stock options under Student Advantage's stock option plans. The Board also has an Audit Committee composed of Messrs. Kaiser, Katzman and Turtletaub, which reviews the results and scope of the audit and other services provided by Student Advantage's independent public auditors.

DIRECTOR COMPENSATION

     We do not currently compensate directors for attending meetings of the Board of Directors or committee meetings of the Board of Directors. Directors are reimbursed for reasonable expenses incurred in attending board meetings.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation during the year ended December 31, 1998 of Student Advantage's Chief Executive Officer and all other executive officers whose salary and bonus for such fiscal year equaled or exceeded $100,000, collectively referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                  ANNUAL COMPENSATION      SECURITIES
                                                -----------------------    UNDERLYING       ALL OTHER
         NAME AND PRINCIPAL POSITIONS           SALARY($)   BONUS($)(1)    OPTIONS(#)    COMPENSATION($)
         ----------------------------           ---------   -----------   ------------   ---------------
Raymond V. Sozzi, Jr..........................   $93,798     $150,000            --          $6,000(2)
  Chairman of the Board,
  President and Chief Executive Officer
G. Todd Eichler...............................   106,475       50,000            --              --
  Executive Vice President,
  Member Management
David M. Liniado..............................    85,340       15,000        90,000           6,882(2)
  Vice President, Campus
  Development

---------------
(1) Represents the bonus earned by each of the Named Executive Officers for services performed in fiscal 1998 based upon Student Advantage's operating performance during 1998. Such amounts have not yet been paid.

(2) Includes an automobile allowance of $6,000.

                        OPTION GRANTS DURING FISCAL 1998

     The following table sets forth information as to options granted to the Named Executive Officers during the year ended December 31, 1998. No stock appreciation rights were granted during such fiscal year.

                                              INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                             ---------------------------------------------------       VALUE AT ASSUMED
                             NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                             SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION FOR
                             UNDERLYING    GRANTED TO     EXERCISE                     OPTION TERM (2)
                              OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION    ----------------------
           NAME              GRANTED(1)    FISCAL YEAR    PER SHARE      DATE          5%           10%
           ----              ----------   -------------   ---------   ----------    --------      --------
Raymond V. Sozzi, Jr.......        --           --             --            --           --            --
G. Todd Eichler............        --           --             --            --           --            --
David M. Liniado...........    90,000          3.9%         $0.33      12/10/08     $264,370      $420,964

---------------
(1) This option to purchase shares of common stock was granted under the 1998 Stock Incentive Plan and vests as to 25% of the underlying common stock on January 1, 2000 and as to an additional 25% per year thereafter.

(2) Amounts that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) on the market value of the common stock on the date of option grant over the term of the options. Market value is based on the value used in calculating stock-based compensation expense included in our financial statements. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Student Advantage's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. Assuming the fair market value of the common stock at the date
    of grant was the assumed initial public offering price of $     per share,
    the potential realizable value of the option held by Mr. Liniado at a 5%
    assumed annual rate of stock price appreciation would be $     and at a 10%
    assumed annual rate of stock price appreciation would be $     .

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to unexercised options held as of December 31, 1998 by each of the Named Executive Officers. No options were exercised during 1998 by any of the Named Executive Officers.

                                           NUMBER OF SHARES UNDERLYING           VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS
                                                AT FISCAL YEAR-END              AT FISCAL YEAR-END (1)
                                           ----------------------------      ----------------------------
                  NAME                     EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
                  ----                     -----------    -------------      -----------    -------------
Raymond V. Sozzi, Jr.....................        --              --                --               --
G. Todd Eichler..........................        --              --                --               --
David M. Liniado.........................        --          90,000                --         $162,300

---------------
(1) Calculated by determining the difference between the exercise price ($0.33) and the deemed fair market value of the securities underlying the options at December 31, 1998. Fair market value is based on the value used in calculating stock-based compensation expense included in our financial statements.

STOCK PLANS

     1998 Stock Incentive Plan

     Student Advantage's 1998 Stock Incentive Plan and a related plan for California employees, collectively referred to as the Incentive Plan, were adopted by the Board of Directors and approved by the stockholders of Student Advantage on December 10, 1998. As of April 5, 1999, 120,000 shares of common stock had been issued upon exercise of options granted under the Incentive Plan. As of that date, options to purchase 2,222,550 shares of common stock at a weighted average exercise price of $0.35 per share were outstanding.

     The Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, restricted stock awards and other stock-based awards, collectively referred to as Awards. As of April 5, 1999, a total of 5,277,450 shares of common stock were reserved for future grants under the Incentive Plan.

     All officers, employees, directors, consultants and advisors of Student Advantage and its subsidiaries are eligible to receive Awards under the Incentive Plan. Under present law, however, incentive stock options may only be granted to employees.

     Student Advantage may grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Student Advantage). The Incentive Plan permits the Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to Student Advantage of shares of common stock, by delivery to Student Advantage of a promissory note, or by any combination of the permitted forms of payment.

     The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan. It may delegate authority under the Incentive Plan to one or more committees of the Board of Directors and, subject to certain limitations, to one or more executive officers of Student Advantage. The Board of Directors has authorized the Compensation Committee to administer the Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the Incentive Plan, the Board of Directors, the Compensation Committee or any other committee or executive officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines:

     - the number of shares of common stock covered by options and the dates upon which such options become exercisable,

     - the exercise price of options,

     - the duration of options, and

     - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger or other acquisition event, the Board of Directors is authorized to provide for outstanding options or other stock-based Awards to be assumed or substituted for by the acquiror and if not so assumed the Board shall provide for the acceleration of the vesting of awards. The option agreements evidencing grants under the Incentive Plan generally provide for the acceleration of the vesting of options with respect to 50% of the unvested shares in the event of a change in control of Student Advantage.

     No award may be granted under the Incentive Plan after December 2008, but the vesting and effectiveness of awards previously granted may extend beyond that date. The Board of Directors may amend, suspend or terminate the Incentive Plan or any portion thereof at any time.

     1999 Employee Stock Purchase Plan

     The Board of Directors adopted Student Advantage's 1999 Employee Stock Purchase Plan in April 1999, subject to stockholder approval. The Purchase Plan authorizes the issuance of up to a total of 450,000 shares of common stock to participating employees.

     All employees of Student Advantage, including directors of Student Advantage who are employees, and all employees of any participating subsidiaries:

     - whose customary employment is more than 20 hours per week for more than five months in any calendar year,

     - who have been employed by Student Advantage for at least three months prior to enrolling, and

     - who are employed on the first day of a designated payroll deduction period (the "offering period")

are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of the stock of Student Advantage or any subsidiary are not eligible to participate.

     On the first day of an offering period, Student Advantage will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of common stock as follows: the employee may authorize an amount (up to 10%, or such lesser amount as shall be determined by the Board, of such employee's base pay) to be deducted by Student Advantage from such employee's base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the closing price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing the product of (1) $2,083 and (2) the number of months in the offering period by the closing market price of a share of common stock on the commencement date of the offering period or such other number as may be determined by the Board prior to the commencement date of the offering period. The Compensation Committee may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

     An employee who is not a participant on the last day of the offering period, as a result of voluntary withdrawal or termination of employment or for any other reason, is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

     Because participation in the Purchase Plan is voluntary, Student Advantage cannot now determine the number of shares of common stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

401(k) PLAN

     Student Advantage has a 401(k) plan, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Generally, all employees are eligible to participate in the 401(k) plan after they have complete one year of service.

     Eligible employees electing to participate in the 401(k) plan may defer a portion of their compensation, on a pre-tax basis, by making a contribution to the 401(k) plan. The maximum contribution is fixed in Section 401(k) of the Internal Revenue Code. The contribution limit for 1998 was $10,000. In April of 1998, Student Advantage began matching employee contributions to the 401(k) plan. Student Advantage made matching contributions of $0.50 for each $1.00 contributed by the employee to the plan, up to 6% of the employee's gross earnings in 1998, subject to the foregoing limit. Eligible employees who elect to participate in the 401(k) plan are generally vested in Student Advantage's matching contribution after four years of service. Student Advantage contributed an aggregate of $61,000 in 1998 to the 401(k) plan.

EMPLOYMENT AGREEMENTS

     In March 1996, Student Advantage entered into an employment agreement with Mr. Sozzi, which was amended in October 1998. The employment agreement provides for an initial term of employment expiring on January 1, 1999 and automatically renews for successive one-year terms, unless terminated by either party prior to such renewal. The employment agreement provides for a base salary of $150,000 in 1999, and a bonus at a target level of $75,000 to be determined in discretion of the Board of Directors. Pursuant to the employment agreement, if we terminate Mr. Sozzi's employment without cause, Mr. Sozzi is entitled to receive severance benefits, for a period of 18 months following his termination, equal to (1) his base salary; (2) bonus payments at the fixed rate of $75,000 per year for each year or portion thereof; (3) continued participation in all employee benefits; and (4) outplacement services. In addition, Mr. Sozzi has agreed to certain confidentiality, noncompetition and nonsolicitation provisions. Student Advantage has purchased and presently maintains a key person life insurance policy in the amount of $20.0 million on the life of Mr. Sozzi.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the Board of Directors consists of Messrs. Kaiser, Katzman and Turtletaub, neither of whom has been an officer or employee of Student Advantage at any time since our inception. No executive officer of Student Advantage serves as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Prior to the formation of the compensation committee, the Board of Directors made decisions relating to the compensation of executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (1) for any breach of their duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

     Our amended and restated certificate of incorporation provides that we shall indemnify our directors, officers and employee benefit plan fiduciaries to the fullest extent permitted by law. Our amended and restated certificate of incorporation permits us to advance expenses incurred by an indemnified director or officer in connection with the defense of any action or proceeding arising out of such director's or officer's status or service as a director or officer of Student Advantage upon an undertaking by such director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to such indemnification.

     We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts, actually and reasonably incurred by any such person's services as a director or officer of Student Advantage or any other company or enterprise to which the person provides services at the request of Student Advantage, if such officer or director acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of Student Advantage or with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

                              CERTAIN TRANSACTIONS

EQUITY FINANCING

     On October 20, 1998, Greylock IX Limited Partnership and Marc Turtletaub each purchased an aggregate of 625,000 preferred membership units (which converted into 625,000 shares of Series A convertible preferred stock) from certain members of our predecessor LLC, including Messrs. Sozzi, Eichler, Siegel, Liniado, Ms. Abegglen, and The Main Quad, Inc., for an aggregate purchase price of $10.0 million. On October 20, 1998, Student Advantage also sold 625,000 shares of Series A convertible preferred stock to Greylock IX Limited Partnership and 625,000 shares of Series A convertible preferred stock to Marc Turtletaub, for an aggregate purchase price of $10.0 million. Mr. Kaiser, who is a General Partner of the General Partner of Greylock IX Limited Partnership, and Mr. Turtletaub each became a director of Student Advantage in October 1998. Upon completion of this offering, these outstanding shares of preferred stock will automatically be converted into an aggregate of 7,500,000 shares of common stock.

PRINCETON REVIEW PUBLISHING

     In March 1996, we entered into an Investment Agreement with Princeton Review Publishing, L.L.C. Pursuant to this agreement, Princeton Review purchased 2,479 membership units in Student Advantage, LLC, our predecessor LLC, for an aggregate purchase price of $250,000. Mr. Katzman, a director of Student Advantage, is the President of Princeton Review Publishing. In connection with this transaction, the predecessor LLC also:

     - issued a convertible promissory note to Princeton Review in the principal amount of $75,000, bearing interest at 8.5% per year, which was paid in September 1997, and

     - issued a secured promissory note to Princeton Review in the principal amount of $100,000, bearing interest at 8.5% per year, which was paid in September 1998.

     In September 1997, Student Advantage redeemed 1,498 of Princeton Review's 2,479 membership units in the predecessor LLC for an aggregate purchase price of $630,000. In addition, Student Advantage borrowed $125,000 from Princeton Review. This borrowing was repaid on October 23, 1998. In October 1998, Princeton Review's remaining 981 membership units were converted into 1,854,378 shares of Student Advantage.

     In October 1998, Mr. Sozzi entered into an agreement with Princeton Review requiring Mr. Sozzi to purchase up to 234,375 shares of preferred stock of Student Advantage at $8.00 per share upon the election of Princeton Review. Princeton Review exercised this put option on November 24, 1998 and consented to the purchase of all 234,375 shares of preferred stock by Mr. Siegel and Mr. Eichler, in addition to Mr. Sozzi.

     Student Advantage entered into an agreement in March 1996 with Princeton Review, pursuant to which:

     - Princeton Review provides space on its Web site for Student Advantage to market its programs,

     - Princeton Review agreed to certain non-compete restrictions,

     - Student Advantage agreed to promote certain of Princeton Review's products, and

     - Student Advantage agreed not to permit competitors of Princeton Review to participate in certain Student Advantage programs.

OTHER AGREEMENTS

     In February 1995, Student Advantage entered into an agreement with David M. Liniado d/b/a DML Enterprises. Mr. Liniado is an executive officer of Student Advantage. Under this agreement, Student Advantage agreed to allow DML to market discounts on products and services using the Student Advantage name in the southeastern United States. In February 1996, Student Advantage acquired DML's business and assets. DML received 111 membership units in the predecessor LLC and the right to 35% of Student Advantage's pre-tax earnings derived from such southeastern U.S. markets in 1996, 1997 and 1998. In April 1997, Student Advantage issued an additional 239 membership units in satisfaction of its obligation to pay DML 35% of its earnings derived from that region. The balance of DML's total membership units as of October 20, 1998 have been converted into 567,630 shares of Student Advantage.

     In December 1997, Student Advantage entered into an Asset Purchase Agreement with The Main Quad, Inc. under which Student Advantage purchased certain assets, including U-WIRE and Virtual Backpack, for $263,500 and 270 membership units in the predecessor LLC. In connection with this agreement, the predecessor LLC entered into an ancillary agreement entitling The Main Quad, Inc. to a certain number of additional membership interests, depending on the valuation of Student Advantage in its initial public offering. In October 1998, Student Advantage issued to Main Quad an additional 480 membership units in satisfaction of this obligation. The balance of The Main Quad Inc.'s total membership units held as of October 20, 1998 have been converted into 1,275,048 shares of Student Advantage. In connection with the asset purchase agreement, Student Advantage entered into a three year employment agreement, dated May 1, 1997, with Mr. Myers, co-founder of The Main Quad, Inc. Pursuant to the agreement, Mr. Myers' base salary was $55,000 for the first year, $60,000 for the second year and $65,000 for the third year of his employment. Student Advantage also entered into an employment agreement with Kevin Watters, co-founder of The Main Quad, Inc., on similar terms.

     Mr. Sozzi, the President, Chief Executive Officer and Chairman of the Board of Directors of Student Advantage, loaned Student Advantage $400,000 on April 21, 1998 at an interest rate of 3%. Student Advantage repaid this loan on August 3, 1998. Mr. Sozzi loaned $300,000 to Student Advantage on August 17, 1998; $200,000 on August 31, 1998; $100,000 on September 4, 1998 and $250,000 on
September 18, 1998, all at an interest rate of approximately 6% per year. Student Advantage repaid all of these loans on October 29, 1998.

     Student Advantage loaned Mr. Siegel, Vice President, Product Development of Student Advantage, $60,000 on February 9, 1998 at an interest rate per year of approximately 6%. This loan was paid in late 1998. Mr. Siegel loaned the company $100,000 on April 21, 1998 without interest. Student Advantage repaid this loan on May 11, 1998.

     In May 1996, Ms. Abegglen, Vice President, Marketing Communications of Student Advantage, borrowed $164,914 from Student Advantage in connection with the purchase of membership units in the predecessor LLC. This borrowing, with interest at 5% per year, was repaid in December 1998.

     In December 1998, Student Advantage granted Christopher B. Andrews, an executive officer of the company, an option under the 1998 Stock Incentive Plan to purchase 202,500 shares of common stock at an exercise price of $0.33 per share. This option vests as to 16 2/3% of the shares on December 10, 1998, 8 1/3% of the shares on September 22, 1999, and 25% on each September 22 for three years thereafter.

     All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

DISTRIBUTIONS TO MEMBERS OF PREDECESSOR LIMITED LIABILITY COMPANY

     During April 1998, Student Advantage LLC distributed to its LLC members an aggregate of approximately $1,043,000 so that they could pay their estimated tax liability with respect to the 1997 taxable income of the LLC. These members included, among others, Mr. Sozzi, Mr. Eichler, Mr. Siegel, Princeton Review, Ms. Abegglen, Mr. Liniado and The Main Quad, Inc. In November 1998, Student Advantage distributed to its members the remainder of the LLC's 1997 taxable income (approximately $1,277,000). To the extent Princeton Review's tax liability on the LLC's taxable income for 1997 and 1998 exceeds its estimated tax liability, Student Advantage agreed to indemnify Princeton Review for such excess. Student Advantage also has agreed to distribute to its former LLC members approximately 45% of the LLC's 1998 taxable income (expected to be a nominal amount) so that they can pay their tax liability with respect to the 1998 taxable income of the LLC for the period between January 1, 1998 and October 20, 1998, which was the date on which the LLC was converted to a C Corporation.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of the common stock of Student Advantage as of March 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

     - each person or entity, or group of affiliated persons or entities, who Student Advantage knows beneficially owns five percent or more of the common stock,

     - each director and Named Executive Officer of Student Advantage, and

     - all directors and executive officers of Student Advantage as a group.

     Unless otherwise indicated, (1) each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as beneficially owned by such person or entity and (2) the address of each beneficial owner is c/o Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210.

                                                                                      PERCENTAGE OF
                                                                                          COMMON
                                                                                    STOCK OUTSTANDING
                                                                                   --------------------
                                                            SHARES BENEFICIALLY     BEFORE      AFTER
                 NAME OF BENEFICIAL OWNER                        OWNED(1)          OFFERING    OFFERING
                 ------------------------                   -------------------    --------    --------
Raymond V. Sozzi, Jr.(2)..................................            7,626,183      31.1%
Greylock IX Limited Partnership(3)........................            3,750,000      15.3
William S. Kaiser(3)......................................            3,750,000      15.3
Marc Turtletaub...........................................            3,750,000      15.3
Daniel G. Siegel..........................................            2,229,912       9.1
G. Todd Eichler...........................................            2,229,912       9.1
Princeton Review Publishing, L.L.C.(4)....................            1,620,003       6.6
John Katzman(4)...........................................            1,620,003       6.6
Mason Myers(5)(6).........................................            1,335,048       5.4
Kevin Watters(5)(6).......................................            1,323,048       5.4
The Main Quad, Inc.(5)....................................            1,275,048       5.2
David M. Liniado(6).......................................              657,630       2.7
All executive officers and directors as a group (9
  persons)(7).............................................           22,871,847      92.7%

---------------
* Less than 1%

(1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 31, 1999 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2) Consists of shares held of record by Mr. Sozzi. Does not include a total of 7,628,814 shares of common stock over which Mr. Sozzi has voting control pursuant to an irrevocable proxy granted under a Voting Agreement and Proxy dated October 20, 1998. Counting these shares, Mr. Sozzi may be deemed to beneficially own a total of 15,254,997 shares, or 62.3% of the outstanding common stock prior to this offering. The Voting Agreement and Proxy and the proxy granted thereunder terminate upon the consummation of this offering.

(3) Consists of 3,750,000 shares held of record by Greylock IX Limited Partnership. Mr. Kaiser is a general partner of Greylock IX GP Limited Partnership, the general partner of Greylock IX Limited Partnership. Greylock IX GP Limited Partnership has sole voting and investment power with respect to these shares. Mr. Kaiser disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for Greylock IX Limited Partnership and Greylock IX GP Limited Partnership is One Federal Street, Boston, Massachusetts 02110.

(4) Consists of 1,620,003 shares held of record by Princeton Review Publishing, L.L.C. Mr. Katzman is President of Princeton Review Publishing, L.L.C. Mr. Katzman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for Princeton Review Publishing is 2315 Broadway, New York, New York 10024.

(5) Consists of 1,275,048 shares held of record by The Main Quad, Inc. Messrs. Myers and Watters are each stockholders, directors and officers of The Main Quad, Inc. Messrs. Myers and Watters share investment and voting power with respect to these shares. Messrs. Myers and Watters disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.

(6) Includes all shares subject to options held by Messrs. Myers, Watters and Liniado, which are immediately exercisable in full. Any shares acquired upon exercise are subject to vesting over a four-year period.

(7) See footnotes 2 through 6 above.

                          DESCRIPTION OF CAPITAL STOCK

     After this offering, the authorized capital stock of Student Advantage will consist of 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of April 5, 1999, there were outstanding (1) 16,253,892 shares of common stock held by 12 stockholders of record, (2) 2,747,036 shares of convertible preferred stock (convertible into 8,241,108 shares of common stock) held by 11 stockholders of record and (3) options to purchase an aggregate of 2,222,550 shares of common stock.

     The following summary of certain provisions of our securities and various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws included as exhibits to the Registration Statement of which this prospectus is a part. See "Additional Information."

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Student Advantage, the holders of common stock are entitled to receive ratably the net assets of Student Advantage available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by Student Advantage in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which Student Advantage may designate and issue in the future. Certain holders of common stock have the right to require Student Advantage to register their shares of common stock under the Securities Act in certain circumstances. See "Shares Eligible for Future Sale."

PREFERRED STOCK

     Under the terms of our amended and restated certificate of incorporation, the Board of Directors is authorized to issue such shares of preferred stock in one or more series without stockholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of Student Advantage. Student Advantage has no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Student Advantage is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an

"interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The amended and restated bylaws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. Under the amended and restated bylaws, any vacancy on the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitation on and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Student Advantage.

     The amended and restated bylaws also provide that after this offering, any action required or permitted to be taken by the stockholders of Student Advantage at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The amended and restated bylaws further provide that special meetings of the stockholders may only be called by the Chairman of the Board, the President or the Board of Directors. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to Student Advantage. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Student Advantage. These provisions could also discourage a third party from making a tender offer for the common stock, because even if it acquired a majority of the outstanding voting securities of Student Advantage, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting and not by written consent.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares of common stock to the public or the availability of shares for sale to the public will have on the market price of the common stock prevailing from time to time. Nevertheless, if a significant number of shares of common stock are sold in the public market, or if people believe that such sales may occur, the prevailing market price of our common stock could decline and could impair our future ability to raise capital through the sale of our equity securities.

     Upon completion of this offering, we will have an aggregate of shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options outstanding at March 31, 1999. Of the outstanding shares, the shares sold in this offering will be freely tradeable, without restriction under the Securities Act of 1933, except for any such shares which may be acquired by an "affiliate" of Student Advantage, which shares will be subject to the volume limitations of Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Substantially all
of the remaining      shares of common stock outstanding will be "restricted
securities" as that phrase is defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act.

     In connection with this offering, our directors, officers and stockholders, holding 24,495,000 shares in the aggregate, have agreed that, without the prior written consent of BancBoston Robertson Stephens Inc. on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, they will not directly or indirectly offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any right with respect to, any shares of common stock or any securities convertible into or exchangeable for shares of common stock, whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us.

     Subject to the foregoing and to the lock-up agreements, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, holders of restricted securities will be entitled to sell a number of shares of common stock within any three-month period equal to the greater of 1% of the
then outstanding shares of the common stock (approximately      shares following
the offering) or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale, provided that certain manner of sale and notice requirements and requirements as to the availability of current public information concerning Student Advantage are satisfied.

     Immediately after the offering, there will be options to purchase
approximately      shares of common stock outstanding. Subject to the provisions of the lock-up agreements described below, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, immediately after this offering, Student Advantage intends to file a registration statement on Form S-8 covering all options granted under the 1998 Stock Incentive Plan. Shares of common stock registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with Student Advantage or the lock-up agreements described above. See "Management--Stock Plans--1998 Stock Incentive Plan."

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except that we may issue shares in connection with certain acquisitions and issue, and grant options to purchase, shares of common stock under the 1998 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan.

     Following this offering, under specified conditions and subject to customary exceptions, holders of 16,746,186 shares of common stock will have demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. We are not required to effect more than two demand registrations on behalf of these holders.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Prudential Securities Incorporated and Volpe Brown Whelan & Company, LLC have severally agreed with us and the selling stockholders subject to the terms and conditions of the underwriting agreement, to purchase from us and them the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
BancBoston Robertson Stephens Inc. .........................
Prudential Securities Incorporated..........................
Volpe Brown Whelan & Company, LLC...........................

                                                               -------
          Total.............................................
                                                               =======

     The underwriters' representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession not in excess of $     per share, of
which $     per share may be reallowed to other dealers. After the initial public offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to      additional shares of common stock at the same price per
share as we will be paid for the      shares that the underwriters have agreed
to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, such additional shares will be sold by
the underwriters on the same terms as those on which the      shares are being
sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to company will be
$     million, $     million and $     million, respectively.

     Directed Share Program.  At our request, the underwriters have reserved up
to      shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to business associates and certain persons otherwise related to Student Advantage. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     Indemnity. The Underwriting Agreement contains covenants of indemnity between the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Each director, officer and stockholder of Student Advantage has agreed, during the period ending 180 days after the date of this prospectus (the "lock-up period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options, warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the lock-up agreement. There are no existing agreements between the representatives of the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

     Future Sales. In addition, we have agreed that during the lock-up period we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (1) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (2) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than (a) our sale of shares in this offering, (b) the issuance of common stock upon the exercise of outstanding options and the issuance of options under existing stock option and incentive plans, provided such common stock and the common stock issuable upon the exercise of such options cannot be transferred prior to the expiration of the lock-up period and (c) the issuance of shares in connection with certain acquisitions that cannot be sold on the public market during the lock-up period. See "Shares Eligible for Future Sale."

     Listing. Application has been made to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol "STAD."

     No Prior Public Market. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations among us and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives of the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives of the underwriters have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Student Advantage by Hale and Dorr LLP, Boston, Massachusetts, and for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The audited financial statements included in this Prospectus have been audited by
PricewaterhouseCoopers LLP. The companies and periods covered by these audits are indicated in the individual accountant's reports. Such financial statements have been so included in reliance of the reports of PricewaterhouseCoopers LLP given the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Student Advantage, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

     Our Commission filings and the Registration Statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            STUDENT ADVANTAGE, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
STUDENT ADVANTAGE, INC.
Report of Independent Accountants...........................   F-2
Balance Sheet as of December 31, 1997 and 1998..............   F-3
Statement of Operations for the years ended December 31,
  1996, 1997 and 1998.......................................   F-4
Statement of Changes in Redeemable Convertible Preferred
  Stock and Stockholders' Deficit for the years ended
  December 31, 1996, 1997 and 1998..........................   F-5
Statement of Cash Flows for the years ended December 31,
  1996, 1997 and 1998.......................................   F-6
Notes to Financial Statements...............................   F-8

COLLEGIATE ADVANTAGE, INC.
Report of Independent Accountants...........................  F-18
Balance Sheet as of December 31, 1997.......................  F-19
Statement of Operations for the year ended December 31,
  1997......................................................  F-20
Statement of Changes in Stockholders' Equity for the year
  ended December 31, 1997...................................  F-21
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-22
Notes to Financial Statements...............................  F-23

THE MAIN QUAD, INC.
Report of Independent Accountants...........................  F-26
Balance Sheet as of December 6, 1997........................  F-27
Statement of Operations for the period from January 1, 1997
  through December 6, 1997..................................  F-28
Statement of Changes in Stockholders' Deficit for the period from January 1, 1997 through December 6, 1997.............  F-29
Statement of Cash Flows for the period from January 1, 1997
  through December 6, 1997..................................  F-30
Notes to Financial Statements...............................  F-31

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Student Advantage, Inc.

     The common stock split described in Note 1 to the financial statements has not been consummated at April 7, 1999. When it has been consummated, we will be in a position to furnish the following report:

     "In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Student Advantage, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

Boston, Massachusetts
April 5, 1999

                            STUDENT ADVANTAGE, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,         PRO FORMA
                                                           -------------------    DECEMBER 31,
                                                            1997        1998          1998
                                                           -------    --------    ------------
                                                                                  (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents..............................  $ 1,904    $  5,048      $  5,048
  Accounts receivable (net of allowance for doubtful
     accounts of $70, at December 31, 1997 and December
     31, 1998, respectively).............................      142       2,867         2,867
  Prepaid expenses and other current assets..............       87         317           317
                                                           -------    --------      --------
          Total current assets...........................    2,133       8,232         8,232
Property and equipment, net..............................      235       1,085         1,085
Intangible assets, net...................................      377         617           617
                                                           -------    --------      --------
          Total assets...................................  $ 2,745    $  9,934      $  9,934
                                                           =======    ========      ========

                   LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                                    STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.......................................  $   441    $  1,659      $  1,659
  Accrued compensation...................................      362         977           977
  Other accrued expenses.................................      273       1,177         1,177
  Deferred revenue.......................................    5,668       6,666         6,666
  Notes payable to stockholder...........................      225          --            --
                                                           -------    --------      --------
          Total current liabilities......................    6,969      10,479        10,479
                                                           -------    --------      --------
Series A redeemable convertible preferred stock; $1 par
  value; Authorized: 4,000,000 shares; Issued: 1,588,688
  and 2,952,568 shares at December 31, 1997 and 1998,
  respectively; Outstanding: 1,383,156 and 2,747,036
  shares at December 31, 1997 and 1998 actual,
  respectively; no shares issued and outstanding at
  December 31, 1998 pro forma (unaudited)................      111      10,196            --
                                                           -------    --------      --------
Commitments and contingencies (Notes 3 and 11)...........
Stockholders' deficit:
  Common stock, $.01 par value; Authorized: 45,000,000
     shares; Issued: 17,121,651 and 18,348,957 at
     December 31, 1997 and 1998, respectively;
     Outstanding: 14,906,586 and 16,133,892 shares at
     December 31, 1997 and 1998 actual, respectively;
     24,375,000 shares outstanding at December 31, 1998
     pro forma (unaudited)...............................      171         183           272
  Additional paid-in capital.............................      228       4,692        14,799
  Accumulated deficit....................................   (4,104)    (11,623)      (11,623)
  Treasury stock (at cost)...............................     (630)       (630)         (630)
  Deferred compensation..................................       --      (3,363)       (3,363)
                                                           -------    --------      --------
          Total stockholders' deficit....................   (4,335)    (10,741)         (545)
                                                           -------    --------      --------
          Total liabilities, redeemable convertible
            preferred stock and stockholders' deficit....  $ 2,745    $  9,934      $  9,934
                                                           =======    ========      ========

   The accompanying notes are an integral part of these financial statements.

                            STUDENT ADVANTAGE, INC.

                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    -------    -------
Revenue
  Subscription..............................................  $ 1,093    $ 2,971    $ 7,174
  Other.....................................................      637        821     10,269
                                                              -------    -------    -------
          Total revenue.....................................    1,730      3,792     17,443
                                                              -------    -------    -------
Costs and expenses
  Cost of subscription revenue..............................      543      2,628      2,442
  Cost of other revenue.....................................      506        309      7,331
  Product development.......................................      507      1,469      2,588
  Sales and marketing.......................................      356        843      4,717
  General and administrative................................      437      1,485      3,647
  Depreciation and amortization.............................       37        239      1,027
  Stock-based compensation..................................       --         --        808
                                                              -------    -------    -------
          Total costs and expenses..........................    2,386      6,973     22,560
                                                              -------    -------    -------
Loss from operations........................................     (656)    (3,181)    (5,117)
Interest income (expense), net..............................       (1)        29          2
                                                              -------    -------    -------
Net loss....................................................  $  (657)   $(3,152)   $(5,115)
                                                              =======    =======    =======
Basic and diluted net loss per share........................  $ (0.05)   $ (0.21)   $ (0.32)
                                                              =======    =======    =======
Shares used in computing basic and diluted net loss per
  share.....................................................   14,184     15,295     15,957
                                                              =======    =======    =======
Unaudited pro forma basic and diluted net loss per share....  $    --    $    --    $ (0.24)
                                                              =======    =======    =======
Shares used in computing unaudited pro forma basic and
  diluted net loss per share................................       --         --     21,128
                                                              =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                            STUDENT ADVANTAGE, INC.

STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
                                    DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               REDEEMABLE
                                               CONVERTIBLE
                                             PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                          ---------------------   ----------------------    PAID-IN     ACCUMULATED   TREASURY
                                            SHARES      AMOUNT      SHARES     PAR VALUE    CAPITAL       DEFICIT      STOCK
                                          -----------   -------   ----------   ---------   ----------   -----------   --------
Balance, January 1, 1996................    1,031,914   $   41    11,121,162     $111        $ (152)     $   (295)     $  --
Issuance of preferred and common
  stock.................................      340,129       13     3,665,652       37           200            --
Net loss................................                                                                     (657)        --
                                          -----------   -------   ----------     ----        ------      --------      -----
Balance, December 31, 1996..............    1,372,043       54    14,786,814      148            48          (952)        --
Issuance of preferred and common
  stock.................................      119,368       19     1,286,453       13            56
Issuance of preferred and common stock
  upon cancellation of notes payable....       27,440        5       295,736        3            16
Issuance of preferred and common stock
  in satisfaction of obligation to
  stockholder...........................       32,792        9       353,404        3            30
Repurchase of 205,532 shares of
  preferred stock and 2,215,065 shares
  of common stock.......................                                                                                (630)
Issuance of preferred and common stock
  in connection with the acquisition of
  The Main Quad.........................       37,045       24       399,244        4            78
Net loss................................                                                                   (3,152)
                                          -----------   -------   ----------     ----        ------      --------      -----
Balance, December 31, 1997..............    1,588,688      111    17,121,651      171           228        (4,104)      (630)
Issuance of preferred stock, net of
  issuance costs of $84.................    1,250,000   10,000                                                (84)
Issuance of preferred and common stock
  in connection with the acquisition of
  The Main Quad.........................       65,858       49       709,768        7           169
Issuance of preferred and common stock
  in exchange for note receivable.......       48,022       36       517,538        5           124
Distributions to stockholders...........                                                                   (2,320)
Deferred compensation relating to grants
  of stock options......................                                                      4,171
Compensation relating to grants of stock
  options...............................
Net loss................................                                                                   (5,115)
                                          -----------   -------   ----------     ----        ------      --------      -----
Balance, December 31, 1998..............    2,952,568   $10,196   18,348,957     $183        $4,692      $(11,623)     $(630)
                                          ===========   =======   ==========     ====        ======      ========      =====


                                                             TOTAL
                                            DEFERRED     STOCKHOLDERS'
                                          COMPENSATION      DEFICIT
                                          ------------   -------------
Balance, January 1, 1996................    $     --       $   (336)
Issuance of preferred and common
  stock.................................                        237
Net loss................................          --           (657)
                                            --------       --------
Balance, December 31, 1996..............          --           (756)
Issuance of preferred and common
  stock.................................                         69
Issuance of preferred and common stock
  upon cancellation of notes payable....                         19
Issuance of preferred and common stock
  in satisfaction of obligation to
  stockholder...........................                         33
Repurchase of 205,532 shares of
  preferred stock and 2,215,065 shares
  of common stock.......................                       (630)
Issuance of preferred and common stock
  in connection with the acquisition of
  The Main Quad.........................                         82
Net loss................................                     (3,152)
                                            --------       --------
Balance, December 31, 1997..............          --         (4,335)
Issuance of preferred stock, net of
  issuance costs of $84.................                        (84)
Issuance of preferred and common stock
  in connection with the acquisition of
  The Main Quad.........................                        176
Issuance of preferred and common stock
  in exchange for note receivable.......                        129
Distributions to stockholders...........                     (2,320)
Deferred compensation relating to grants
  of stock options......................      (4,171)            --
Compensation relating to grants of stock
  options...............................         808            808
Net loss................................                     (5,115)
                                            --------       --------
Balance, December 31, 1998..............      (3,363)      $(10,741)
                                            ========       ========

                   See Note 1 for information on stock split.

   The accompanying notes are an integral part of these financial statements.

                            STUDENT ADVANTAGE, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                              1996      1997       1998
                                                              -----    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(657)   $(3,152)   $(5,115)
  Adjustments to reconcile net loss to net cash provided by
     (used for) operating activities:
     Depreciation and amortization..........................     37        239      1,027
     Reserve for bad debts..................................     --         70         --
     Compensation expense relating to issuance of equity....     --         --        808
     Changes in assets and liabilities
       Accounts receivable..................................    (34)       (44)    (2,725)
       Prepaid expenses and other current assets............      7        (79)      (230)
       Accounts payable.....................................    266         82      1,218
       Accrued compensation.................................     --        273        615
       Accrued expenses.....................................     17        199        704
       Deferred revenue.....................................     93      5,392        998
                                                              -----    -------    -------
       Net cash provided by (used for) operating
          activities........................................   (271)     2,980     (2,700)
                                                              =====    =======    =======
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets.................................    (16)      (220)    (1,037)
  Acquisitions of businesses for cash.......................   (135)      (429)      (655)
                                                              -----    -------    -------
       Net cash used for investing activities...............   (151)      (649)    (1,692)
                                                              =====    =======    =======
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of preferred stock, net................    250         88      9,916
  Repayment of note from stockholder........................     --         --        165
  Proceeds from long-term debt..............................     --         39         --
  Proceeds from short-term debt -- related party............    190         50      1,410
  Repayment of short-term debt -- related party.............     --         --     (1,635)
  Repurchase of common and preferred stock..................     --       (630)        --
  Distributions to stockholders.............................     --         --     (2,320)
                                                              -----    -------    -------
       Net cash provided by (used for) financing
          activities........................................    440       (453)     7,536
                                                              -----    -------    -------
Net increase in cash and cash equivalents...................     18      1,878      3,144
                                                              -----    -------    -------
Cash and cash equivalents, beginning of year................      8         26      1,904
                                                              -----    -------    -------
Cash and cash equivalents, end of year......................  $  26    $ 1,904    $ 5,048
                                                              =====    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND
  NON-CASH INVESTING AND FINANCING ACTIVITIES
Cash paid during the year for interest......................  $   1    $    28    $    87
                                                              =====    =======    =======

     During 1997, the Company issued 37,045 shares of Preferred Stock and 399,244 shares of Common Stock in connection with the acquisition of a company.

     During 1997, the Company issued 27,440 shares of Preferred Stock and 295,736 shares of Common Stock in exchange for the cancellation of a $24,000 note payable.

                            STUDENT ADVANTAGE, INC.

     During 1997, the Company issued 32,792 shares of Preferred Stock and 353,404 shares of Common Stock in satisfaction of an obligation to a stockholder.

     During 1998, the Company issued 65,858 shares of Preferred Stock and 709,768 shares of Common Stock in connection with a contingent payment relating to a 1997 acquisition of a company.

     During 1998, the Company issued 48,022 shares of Preferred Stock and 517,538 shares of Common Stock in exchange for a note receivable of $165,000.

   The accompanying notes are an integral part of these financial statements.

                            STUDENT ADVANTAGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Student Advantage, Inc. (the "Company") provides college students with discounts on a broad range of products and services nationwide through the Student Advantage membership program, as well as its Web site and magazine. Student Advantage also offers marketing services to corporations seeking to communicate effectively with the college student market.

     Student Advantage, Inc. is the surviving entity of a reorganization of Student Advantage, LLC, a limited liability corporation. In October 1998, Student Advantage, LLC effected a recapitalization pursuant to which 10,911 outstanding Members' Interests converted into a total of 6,875,000 Members' Interests, 1,497,036 of which were Preferred Members' Interests and 5,377,964 of which were Common Members' Interests. Each Member received the proportion of Preferred and Common Members' Interests that corresponded to such Member's proportion of the 10,911 Members' Interests that existed immediately prior to the recapitalization. Immediately following such recapitalization, certain Members sold an aggregate of 1,250,000 Preferred Members' Interests to two investors for aggregate consideration of $10 million. Immediately following such transaction, the Company was reorganized from an "LLC" to a "C" corporation, and as part of such reorganization, each Member received the number of shares of common stock and of preferred stock of the Company that was equal to the number of common and preferred Members' Interests that such Member held immediately prior to the reorganization. The assets and liabilities of the limited liability corporation were transferred to Student Advantage at historical cost. The recapitalization and reorganization have been accounted for retroactively in the accompanying financial statements.

     Student Advantage operates in one segment and is subject to the risks and uncertainties common to growing companies, including reliance on certain customers, growth and commercial acceptance of the Internet, dependence on principal products and services and third-party technology, activities of competitors, dependence on key personnel such as Ray Sozzi, Student Advantage's Chief Executive Officer, and limited operating history.

     Student Advantage has also experienced substantial net losses since its inception and, as of December 31, 1998, had an accumulated deficit of $11.6 million. Such losses and accumulated deficit resulted primarily from significant costs incurred in the development of the Company's products and services and the preliminary establishment of the Company's infrastructure. For the foreseeable future, the Company expects to continue to experience growth in its operating expenses in order to execute its current business plan. As a result, the Company's business plan indicates that additional financing would be required to support its planned expenditures. In the event that an initial public offering is not completed on a timely basis, the Company would likely seek such funding through a private financing.

     On April 5, 1999, the Company declared a 3-for-1 stock split in the form of a stock dividend, subject to stockholder approval. All periods presented have been restated to reflect the stock dividend.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Student Advantage considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Student Advantage invests its excess cash in money markets and certificates of deposit, which are subject to minimal credit and market risk. Student Advantage's cash equivalents are classified as available-for-sale and are recorded at cost which approximates fair value.

                            STUDENT ADVANTAGE, INC.

  Revenue Recognition

     The Company derives subscription revenue from membership fees related to enrolling students in the Student Advantage Membership program. Subscription income is recognized ratably over the remaining term of the membership agreements. Other revenue includes advertising, marketing services, and commerce. The Company derives revenue from advertisements placed in SAM, the Student Advantage magazine, and on its Web site. Revenue from fees related to advertisements placed in SAM are recognized when the magazine is shipped to members. Web site advertising revenue is recognized as the related impressions are displayed, provided that no significant obligations remain and collection of the related receivable is probable. Marketing services revenue is derived from providing tailored marketing services to corporations seeking to market their products and services to college students. Fees from marketing services are recognized as the related services are rendered, provided that no significant obligations remain and collection of the related receivable is probable. Commerce revenue includes primarily transaction-based fees earned from reselling products and services on behalf of the Company's business partners. This revenue is recognized upon the completion of the related contractual obligations. Payments received in advance of revenue being earned are recorded as deferred revenue.

  Fair Value of Financial Instruments

     The carrying amounts of Student Advantage's financial instruments, which include cash equivalents, accrued expenses, notes payable and redeemable convertible preferred stock, approximate their fair values at December 31, 1997 and 1998.

  Concentrations of Credit Risk and Significant Customers

     Financial instruments which potentially expose the Company to concentration of credit risk primarily are comprised of trade accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations. For the years ended December 31, 1997 and 1998, one customer accounted for 62% and 68% of total revenue, respectively. At December 31, 1997, three customers accounted for 62% of accounts receivable, and at December 31, 1998, one customer accounted for 67% of accounts receivable.

  Product Development

     Costs incurred in the product development by Student Advantage are expensed as incurred.

  Property and Equipment

     Fixed assets are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Repair and maintenance costs are expensed as incurred.

  Intangible Assets

     Intangible assets include the excess of the purchase price over identifiable net assets acquired in acquisitions. Such assets include goodwill, customer lists, noncompete agreements, Web sites and other intangible assets, which are being amortized over the estimated economic lives of such assets ranging from two to five years. Accumulated amortization was $231,000 and $871,000 at December 31, 1997 and 1998, respectively.

                            STUDENT ADVANTAGE, INC.

  Accounting for Stock-Based Compensation

     Student Advantage accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Student Advantage's common stock at the date of grant. Student Advantage has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 8). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

  Income Taxes

     Prior to its reorganization as a C Corporation in 1998 (Note 1), Student Advantage was treated as a Limited Liability Corporation for federal and state income tax purposes. Accordingly, no provision for corporate income taxes was recorded during this period and all losses were passed through to Student Advantage LLC's members. At the time of its reorganization, Student Advantage adopted the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes."

  Advertising Expense

     Student Advantage recognizes advertising expense as incurred. Advertising expense was approximately $182,000, $158,000 and $371,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Pro Forma Balance Sheet

     Upon the closing of Student Advantage's anticipated initial public offering, all 2,747,036 of the outstanding shares of Series A preferred stock (Note 6) will automatically convert into 8,241,108 shares of common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of December 31, 1998.

  Net Loss Per Share and Unaudited Pro Forma Net Loss Per Share

     Net loss per share is computed under SFAS No. 128, "Earnings Per Share". Basic net loss per share is computed using the weighted average number of shares. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock and exercise of stock options are anti-dilutive for all periods presented. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of Series A preferred stock into common shares, as if the shares had converted immediately upon their issuance.

  Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for the reporting and display of

                            STUDENT ADVANTAGE, INC.

comprehensive income and its components. SFAS No. 130 was effective for Student Advantage's fiscal year ended December 31, 1998. Adoption of SFAS No. 130 is for presentation purposes only and had no effect on Student Advantage's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". This statement changes the way public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for Student Advantage's fiscal year ending December 31, 1998 and will not affect Student Advantage's financial position or results of operations.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits and is effective for Student Advantage's fiscal year ended December 31, 1998. SFAS No. 132 relates to disclosure only and will not affect Student Advantage's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and is effective for Student Advantage's fiscal year ending December 31, 1999. Student Advantage does not expect the adoption of SFAS No. 133 to have a material effect on its financial position or results of operations.

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. Student Advantage does not expect the adoption of this standard to have a material effect on Student Advantage's financial position or results of operation.

     In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for Student Advantage's fiscal 1999 financial statements and Student Advantage does not expect its adoption to have a material effect on its financial position or results of operations.

3.  ACQUISITIONS

     All acquisitions by Student Advantage, since its inception, have been accounted for as purchases. Accordingly, the purchase price of each transaction has been allocated to the assets acquired and liabilities assumed based on the fair value of such assets and liabilities at the respective acquisition dates.

     In March 1996, Student Advantage completed its acquisition of The Passport, Inc. ("Passport"), a company that operated student discount programs. Student Advantage paid $100,000 in cash and assumed liabilities of $35,000 in exchange for the net assets of Passport, which consisted primarily of customer lists, non-compete agreements and other intangible assets. Accordingly, the operating results of Passport have

                            STUDENT ADVANTAGE, INC.

been included in Student Advantage's financial statements since the date of acquisition. Student Advantage is amortizing these intangible assets on a straight-line basis over a three-year period.

     In December 1997, Student Advantage completed its acquisition of The Main Quad, Inc. ("Main Quad"), a company that owned and operated Web sites focused on students. Student Advantage paid $272,000 in cash and issued 399,244 shares of common stock and 37,045 shares of preferred stock with an aggregate estimated fair value of $106,000 in exchange for the net assets of The Main Quad, which consisted of certain office equipment as well as Web sites, customer lists, non-compete agreements and other intangible assets. Student Advantage is amortizing these tangible and intangible assets on a straight-line basis over a two-year period. The agreement also provided for the payment of additional consideration by Student Advantage upon the resolution of certain contingencies. In 1998, the agreement was amended to eliminate the contingency provisions, and Student Advantage agreed to issue an additional 709,768 shares of common stock and 65,858 shares of preferred stock with an aggregate fair value of $225,000 which has been recorded as additional cost of the assets acquired. The operating results of The Main Quad have been included in Student Advantage's financial statements since the date of acquisition.

     In December 1997, Student Advantage completed its acquisition of Loci, Inc. ("Loci"), a company that owned and operated a Web site focused on students. Student Advantage paid approximately $100,000 in cash in exchange for the net assets of Loci, which consisted of the Web site, customer lists, non-compete agreements and other intangible assets. Accordingly, the operating results of Loci have been included in Student Advantage's financial statements since the date of acquisition. Student Advantage is amortizing these intangible assets on a straight-line basis over a three-year period.

     Student Advantage entered into an agreement effective January 1, 1998 for the purchase of Collegiate Advantage, Inc., a provider of marketing and promotional services to the college community. The cost of the acquisition consisted of $601,000 in cash (including transaction costs) and the assumption of liabilities of $275,000. During 1998, the Company paid additional contingent consideration of $50,000. Student Advantage may be required to pay additional consideration based on future performance of the former Collegiate Advantage business. The following unaudited pro forma data summarizes the results of operations for the year ended December 31, 1997 as if the acquisition of Collegiate Advantage had been completed on January 1, 1997. The pro forma data gives effect to actual operating results prior to the acquisition and adjustments to interest income and amortization of goodwill and other intangible assets. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 1997 or that may be obtained in the future.

                                                             FOR THE YEAR ENDED
                                                              DECEMBER 31, 1997
                                                          -------------------------
                                                          (UNAUDITED, IN THOUSANDS,
                                                           EXCEPT PER SHARE DATA)
Net revenue.............................................           $ 8,641
Net loss................................................            (3,560)
Net loss per common share:
  Basic and diluted.....................................           $ (0.23)

                            STUDENT ADVANTAGE, INC.

4.  PROPERTY AND EQUIPMENT

          Property and equipment consist of the following (in thousands):

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              ----    ------
Furniture and fixtures......................................  $ 17    $   50
Computer equipment and software.............................   164       673
Equipment...................................................    90       196
Leasehold improvements......................................    --       389
                                                              ----    ------
                                                               271     1,308
Less: Accumulated depreciation and amortization.............    36       223
                                                              ----    ------
                                                              $235    $1,085
                                                              ====    ======

     Depreciation and amortization expense with respect to property and equipment for the years ended December 31, 1996, 1997 and 1998 was $3,000, $20,000 and $187,000, respectively.

5.  BORROWINGS

     At December 31, 1997, the Company had two notes payable from a stockholder in the aggregate amount of $225,000. These notes were fully repaid in 1998.

     During 1998, the Company entered into a $1,250,000 line of credit agreement with a bank expiring in April of 1999. The agreement is subject to certain financial covenants as defined in the agreement, and the assets of the Company collateralize the related obligation. Borrowings under the agreement bear interest at the bank's rate, which at December 31, 1998 was 9.25%. During 1998, the Company borrowed $1,250,000 under the agreement. There were no borrowing outstanding at December 31, 1998.

     In April 1999, this line of credit agreement was replaced with and superseded by a new line of credit agreement which provides for borrowings of up to $2.75 million, including a $250,000 equipment line of credit. The terms of this line of credit agreement require the maintenance of certain minimum financial ratios and conditions and includes other covenants similar to those in the initial agreement. A termination of the Company's agreements with AT&T would give the bank the right to terminate the credit agreement. All borrowings under this line of credit agreement bear interest at LIBOR plus 200 basis points or at the bank's rate, and expires in June 2000.

6.  PREFERRED STOCK

     The Series A preferred stockholders have the following rights and privileges:

  Voting Rights

     Each holder of the Series A preferred stock is entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible. With respect to the election of directors, the Series A preferred stockholders, voting as a single class, may elect two directors.

  Conversion

     Each share of Series A preferred stock is convertible, at the option of the holder, into three shares of common stock, subject to certain anti-dilution adjustments. Each share of the Series A preferred stock will automatically convert into three shares of common stock upon the closing of an underwritten public

                            STUDENT ADVANTAGE, INC.

offering of Student Advantage's common stock at a price to the public of at least $4.10 per share resulting in aggregate proceeds to Student Advantage of at least $15 million.

  Dividend Rights

     The Series A preferred stockholders are not entitled to receive any dividends unless declared by Student Advantage's Board of Directors. In the event that dividends are paid on the common stock, the Series A preferred stockholders are entitled to receive dividends at the same rate and at the same time as the common stockholders, with each share of Series A preferred stock being treated as equal to the number of shares of common stock into which each share of such stock is convertible.

  Liquidation Preferences

     In the event of any liquidation, dissolution or winding up of Student Advantage, the Series A preferred stockholders are entitled to receive, in preference to the holders of the common stock, an amount equal to the greater of $8.00 per share, subject to certain anti-dilutive adjustments, or such amount as would have been payable had such shares been converted to common stock just prior to liquidation. Any assets remaining following the initial distribution to the preferred stockholders shall be available for distribution ratably among the common stockholders only.

  Redemption

     On October 16, 2003, at the request of at least one-third of the holders of the Series A preferred stock, Student Advantage shall redeem the then outstanding shares of Series A preferred stock from each holder that requests redemption. Upon redemption, each holder of the Series A will be entitled to receive a cash payment equal to $8.00 per share plus any declared but unpaid dividends.

  Undesignated Preferred Stock

     On April 5, 1999 Student Advantage's Board of Directors approved, subject to stockholder approval, 5,000,000 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the Board of Directors (without stockholder approval), in one or more series and with such designations, rights and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights which may be more expansive than the rights of holders of and the common stock.

7.  COMMON STOCK

  Authorized Shares

     On April 5, 1999, Student Advantage's Board of Directors approved, subject to stockholder approval, an increase in the authorized shares of common stock, $0.01 par value, to 100,000,000.

8.  STOCK AWARD PLANS

  1998 Stock Incentive Plan

     Under the 1998 Incentive Stock Plan, the Board of Directors may award options and restricted stock or other stock-based awards. Incentive stock options may not be granted at less than the fair market value of Student Advantage's common stock at the date of grant, for a term not to exceed ten years and generally vesting over a four-year period. The exercise price under each non-qualified stock option shall be specified by the Board of Directors. Awards made under the 1998 Stock Plan may be made at the discretion of the Board of Directors with terms to be defined therein.

                            STUDENT ADVANTAGE, INC.

     On April 5, 1999, the Board approved, subject to stockholder approval, an increase in the 1998 Stock Plan providing for the issuance of up to an aggregate 7,500,000 shares of Student Advantage common stock to eligible employees, officers, directors, consultants and advisors of Student Advantage.

     Prior to 1998, there was no compensation expense recognized for stock option grants made by Student Advantage under APB Opinion No. 25. For the year ended December 31, 1998, compensation expense recognized for stock option grants totaled $808,000. Had compensation cost for Student Advantage's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, Student Advantage's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                          YEAR ENDED
                                                       DECEMBER 31, 1998
                                                     ---------------------
                                                     (IN THOUSANDS, EXCEPT
                                                        PER SHARE DATA)
Net loss:
  As reported......................................         $(5,115)
  Pro forma........................................          (5,139)
Basic and diluted net loss per share...............
  As reported......................................            0.32
  Pro forma........................................            0.32

     Because the determination of the fair value of all options granted after Student Advantage becomes a public entity will include an expected volatility factor, because additional option grants are expected to be made subsequent to December 31, 1998, and because most options vest over several years, the pro forma effects of applying the fair value method may be material to the results of operations in future years.

     Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the year ended December 31, 1998: no dividend yield; risk free interest rates of 4.54%; no volatility; and an expected option term of 4 years.

     Stock option activity during the year ended December 31, 1998 was as follows:

                                                          OUTSTANDING OPTIONS
                                                         ----------------------
                                                                      WEIGHTED-
                                                                       AVERAGE
                                                          NUMBER      EXERCISE
                                                         OF SHARES      PRICE
                                                         ---------    ---------
Outstanding -- January 1, 1998
  Granted (weighted average fair value of $1.86).......  2,313,000      $0.33
  Exercised............................................         --
  Canceled.............................................         --
                                                         ---------      -----
Outstanding -- December 31, 1998.......................  2,313,000      $0.33
                                                         =========      =====

     As of December 31, 1998, 1,887,000 shares were available for grant under the 1998 Stock Plan.

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                               VESTED AND EXERCISABLE
                         WEIGHTED-AVERAGE   ----------------------------
                            REMAINING                   WEIGHTED-AVERAGE
EXERCISE     NUMBER      CONTRACTUAL LIFE   NUMBER OF       EXERCISE
 PRICE     OUTSTANDING      (IN YEARS)       SHARES          PRICE
--------   -----------   ----------------   ---------   ----------------
 $0.33      2,313,000          9.31           450,535        $0.33

                            STUDENT ADVANTAGE, INC.

  1999 Employee Stock Purchase Plan

     On April 5, 1999, the Board of Directors authorized, subject to stockholder approval, the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides for the issuance of up to 450,000 shares of Student Advantage's common stock to eligible employees. Under the Purchase Plan, Student Advantage is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the closing price of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. Student Advantage has made no determination as to when the first offering period under the Purchase Plan will commence.

  Deferred Compensation

     During 1998, Student Advantage granted stock options to purchase 2,313,000 shares of its common stock with an exercise price of $0.33 per share. Student Advantage recorded compensation expense and deferred compensation relating to these options totaling $808,000 and $4.2 million, respectively, representing the differences between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

9.  INCOME TAXES

     Deferred tax assets are comprised of the following:

                                                       DECEMBER 31, 1998
                                                       -----------------
Deferred tax assets:
  Deferred revenue...................................     $ 2,400,000
  Net operating loss carryforwards...................         800,000
  Non current assets.................................         200,000
  Accruals...........................................         300,000
  Deferred compensation..............................         300,000
  Other..............................................         100,000
                                                          -----------
          Total deferred tax assets..................       4,100,000
Deferred tax asset valuation allowance...............      (4,100,000)
                                                          -----------
                                                          $        --
                                                          ===========

     The Company has provided a full valuation allowance for the deferred tax assets since it is more likely than not that these future benefits will not be realized. If the Company achieves future profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

     At December 31, 1998, the Company has a net operating loss carryforward for federal and state purposes of approximately $2 million which expires through 2018.

     Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years.

                            STUDENT ADVANTAGE, INC.

10.  EMPLOYEE SAVINGS PLAN

     During 1998, Student Advantage adopted an employee retirement savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 20%. Student Advantage contributed $61,000 to the 401(k) Plan on behalf of its employees during 1998.

11.  COMMITMENTS AND CONTINGENCIES

     Student Advantage leases its operating facility and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1996, 1997 and 1998, totalled approximately $44,000, $246,000 and $722,000, respectively.

     Future minimum lease payments under noncancelable operating leases at December 31, 1998 are as follows:

                                                           OPERATING
                                                             LEASES
                                                           ----------
1999.....................................................  $  799,000
2000.....................................................     708,000
2001.....................................................     496,000
2002.....................................................     437,000
2003.....................................................     437,000
Thereafter...............................................     238,000
                                                           ----------
Total minimum lease payments.............................  $3,115,000
                                                           ==========

  Legal Proceedings

     Student Advantage is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on Student Advantage's financial position or results of operations.

12.  SUBSEQUENT EVENT

     On April 1, 1999, Student Advantage completed its acquisitions of The Travel Holding Group, LLC and The Campus Agency, LLC. The Campus Agency provides media planning and strategy consulting services to the U.S. student travel market. The Travel Holding Group is a reseller of Eurail passes. The acquisitions have been accounted for under the purchase method of accounting and the results of operations of each company will be included in Student Advantage's results beginning on the acquisition date. Goodwill and other intangible assets in the aggregate amount of $280,000 were recorded in connection with these acquisitions and will be amortized over 3 years. Because the historical results of Campus Agency and Travel Holding Group are immaterial, pro forma financial information has not been presented.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Student Advantage, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Collegiate Advantage, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
April 5, 1999

                           COLLEGIATE ADVANTAGE, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                 ASSETS
Current assets
  Cash......................................................  $  304,665
  Accounts receivable (net of allowance for doubtful
     accounts of $20,000)...................................     851,195
  Costs in excess of billings...............................      65,337
  Prepaid expenses and other current assets.................      25,442
                                                              ----------
          Total current assets..............................   1,246,639
Fixed assets, net...........................................     275,630
Deposits....................................................      15,194
                                                              ----------
          Total assets......................................  $1,537,463
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accrued payroll...........................................  $  131,099
  Accounts payable..........................................     265,470
  Deferred revenue..........................................     371,092
                                                              ----------
          Total current liabilities.........................     767,661
                                                              ----------
Commitments (Note 4)
Stockholders' equity
  Capital stock, no par value; 15,000 shares authorized; 100
     shares issued and outstanding at December 31, 1997.....       2,000
  Retained earnings.........................................     767,802
                                                              ----------
          Total stockholders' equity........................     769,802
                                                              ----------
          Total liabilities and stockholders' equity........  $1,537,463
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           COLLEGIATE ADVANTAGE, INC.

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Revenue.....................................................  $4,849,270
Cost of revenue.............................................   3,812,075
                                                              ----------
  Gross profit..............................................   1,037,195
General and administrative expenses.........................   1,207,580
                                                              ----------
  Loss from operations......................................    (170,385)
                                                              ----------
Interest and other income:
  Interest income...........................................      10,209
  Other income..............................................      17,611
                                                              ----------
                                                                  27,820
                                                              ----------
Net loss....................................................  $ (142,565)
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           COLLEGIATE ADVANTAGE, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                      COMMON STOCK
                                                   ------------------
                                                             CARRYING     RETAINED
                                                   SHARES     VALUE       EARNINGS       TOTAL
                                                   ------    --------    ----------    ----------
Balance at December 31, 1996.....................   100       $2,000     $1,041,517    $1,043,517
Net loss.........................................                          (142,565)     (142,565)
Dividends paid...................................                          (131,150)     (131,150)
                                                    ---       ------     ----------    ----------
Balance at December 31, 1997.....................   100       $2,000     $  767,802    $  769,802
                                                    ===       ======     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                           COLLEGIATE ADVANTAGE, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(142,565)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    110,691
     Changes in operating assets and liabilities
       Accounts receivable..................................   (132,065)
       Costs in excess of billings..........................     37,531
       Prepaid expenses and other current assets............     12,353
       Accrued payroll......................................    131,099
       Accounts payable.....................................     15,039
       Deferred revenue.....................................    353,092
                                                              ---------
          Net cash provided by operating activities.........    385,175
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets.................................    (88,516)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid............................................   (131,150)
                                                              ---------
Net increase in cash........................................    165,509
Cash, beginning of year.....................................    139,156
                                                              ---------
Cash, end of year...........................................  $ 304,665
                                                              =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for interest....................  $     338
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                           COLLEGIATE ADVANTAGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Collegiate Advantage, Inc. operates in one business segment and is engaged primarily in providing promotional, marketing and advertising services on college campuses throughout the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash

     All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Company maintains its cash in bank deposit accounts which at times, may exceed federally insured limits. The Company does not believe that it is exposed to significant credit risk concerning cash and cash equivalents.

  Accounts Receivable, Concentration of Credit Risk and Significant Customers

     Financial statements which potentially expose the Company to concentrations of credit risk include accounts receivable. The Company does not require collateral but closely monitors amounts receivable from customers.

     During 1997, the Company earned approximately 61% of its revenue from one customer. Additionally, the Company had $433,222 of accounts receivable and $371,092 of deferred revenue related to this customer at December 31, 1997.

  Fixed Assets

     Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Maintenance and repairs costs are expensed as incurred.

  Income Taxes

     Collegiate Advantage has elected, by consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for income tax return purposes. Under these provisions, the Company does not pay Federal income taxes on its taxable income. Instead, the stockholders are liable for individual Federal income taxes on the Company's taxable income. Thus, the Company does not incur Federal income tax obligations.

  Advertising Expense

     Collegiate Advantage recognizes advertising expense as incurred. Advertising expense was approximately $11,469 for the year ended December 31, 1997.

                           COLLEGIATE ADVANTAGE, INC.

  Revenue Recognition

     Revenue is recognized as services are performed, provided that all significant obligations have been fulfilled and collection of the related receivable is probable. Billings and payments in advance of the recognition of revenue are recorded as deferred revenue.

3.  FIXED ASSETS

     Fixed assets consist of the following:

                                                        ESTIMATED
                                                       USEFUL LIVES    DECEMBER 31,
                                                        (IN YEARS)         1997
                                                       ------------    ------------
Computers and equipment..............................     5              $374,381
Furniture and fixtures...............................   5 - 7              37,523
Motor vehicles.......................................     3               107,626
Leasehold improvements...............................     3                23,050
                                                                         --------
                                                                          542,580
Less -- accumulated depreciation and amortization....                    (266,950)
                                                                         --------
                                                                         $275,630
                                                                         ========

     Depreciation and amortization expense totaled $110,691 for the year ended December 31, 1997.

4.  COMMITMENTS

  Service Agreement

     During 1997, Collegiate Advantage negotiated the redemption of a 50% stockholder's interest in the Company. The stock was purchased directly from the 50% stockholder by another stockholder of the Company. In connection with this arrangement, the Company entered into a service consulting agreement with the former stockholder which expires on December 31, 2000 unless terminated earlier under the provisions of the agreement. The Company is required to pay $25,000 on the last day of each calendar quarter commencing on March 31, 1998.

  Leases

     Collegiate Advantage leases its facilities and certain equipment under operating leases extending through 1998. In addition to rent, Collegiate Advantage is responsible for incremental operating costs, including real estate taxes, on each property. Expenses incurred under these leases during the year ended December 31, 1997 totaled $193,483.

     Future minimum lease payments under operating leases are as follows:

1998......................................................  $187,099
1999......................................................    91,290
                                                            --------
                                                            $278,389
                                                            ========

5.  EMPLOYEE BENEFIT PLANS

     During 1995, Collegiate Advantage implemented a defined contribution profit sharing plan covering all eligible employees. Employer contributions are at the discretion of management. Collegiate Advantage elected not to make any contributions to the plan in 1997.

                           COLLEGIATE ADVANTAGE, INC.

     In addition, Collegiate Advantage established an employee savings and profit sharing plan during 1995. Employees may contribute to the employee savings plan subject to the provisions of Code Section 401(k) of the Internal Revenue Code. Collegiate Advantage matches employee contributions up to 6.0% of eligible compensation. Collegiate Advantage contributed $20,031 to this plan in 1997.

6.  LINE OF CREDIT

     During 1997, the Company entered into a $450,000 line of credit agreement with a bank. Borrowings under the agreement bear interest at the bank's prime rate plus 0.5% (9.0% at December 31, 1997). At December 31, 1997, there were no advances outstanding under this line of credit.

7.  RELATED PARTY TRANSACTIONS

     During 1997, Collegiate Advantage, Inc. paid $373,883 to Event Staffers, L.L.C., a related company under common control, for payroll services provided to Collegiate Advantage and related administrative expenses.

8.  SUBSEQUENT EVENT

     The Company entered into an agreement effective January 1, 1998 to be purchased by Student Advantage. Student Advantage, paid $601,000 and assumed $275,000 of the Company's liabilities in connection with the acquisition. Student Advantage may be required to pay additional consideration based on the future performance of the Company's former business.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Student Advantage, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of The Main Quad, Inc. at December 6, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 through December 6, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
April 5, 1999

                              THE MAIN QUAD, INC.

                                 BALANCE SHEET
                                DECEMBER 6, 1997

                                ASSETS
Current assets
  Accounts receivable.......................................  $  32,743
  Prepaid expenses..........................................      5,800
                                                              ---------
          Total current assets..............................     38,543
Fixed assets, net...........................................     18,431
                                                              ---------
          Total assets......................................  $  56,974
                                                              =========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable..........................................  $  45,608
  Advance from Student Advantage............................     25,000
  Current portion of capital lease obligations..............     10,019
  Notes payable founders and related parties................    187,511
                                                              ---------
          Total current liabilities.........................    268,138
Capital lease obligations...................................      1,790
                                                              ---------
          Total liabilities.................................    269,928
                                                              ---------
Commitments (Note 6)
Stockholders' deficit
  Series A Preferred Stock, $0.50 par value; 500,000 shares
     authorized; 120,000 shares issued and outstanding at
     December 6, 1997.......................................     60,000
  Series B Preferred Stock, $0.55 par value; 570,000 shares
     authorized; 387,724 shares issued and outstanding at
     December 6, 1997.......................................    213,248
  Common Stock, $0.01 par value; 5,000,000 shares
     authorized; 1,560,000 shares issued and outstanding at
     December 6, 1997.......................................     15,600
  Stock subscription receivable.............................    (13,120)
  Accumulated deficit.......................................   (488,682)
                                                              ---------
          Total stockholders' deficit.......................   (212,954)
                                                              ---------
          Total liabilities and stockholders' deficit.......  $  56,974
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                              THE MAIN QUAD, INC.

                            STATEMENT OF OPERATIONS
          FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 6, 1997

Revenue.....................................................  $  96,908
Cost of revenue.............................................     46,118
                                                              ---------
  Gross profit..............................................     50,790
                                                              ---------
Operating expenses
  Product development.......................................     31,232
  Selling and marketing.....................................     22,313
  General and administrative................................    125,531
                                                              ---------
                                                                179,076
                                                              ---------
  Net loss..................................................  $(128,286)
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                              THE MAIN QUAD, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
          FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 6, 1997

                                SERIES A             SERIES B
                             PREFERRED STOCK     PREFERRED STOCK        COMMON STOCK
                            -----------------   ------------------   -------------------   SUBSCRIPTION   ACCUMULATED
                            SHARES    AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT     RECEIVABLE      DEFICIT       TOTAL
                            -------   -------   -------   --------   ---------   -------   ------------   -----------   ---------
Balance, January 1,
  1997....................  120,000   $60,000                        1,560,000   $15,600     $(13,120)     $(360,396)   $(297,916)
Issuance of Series B
  Preferred Stock.........                      387,724   $213,248                                                        213,248
Net loss..................                                                                                  (128,286)    (128,286)
                            -------   -------   -------   --------   ---------   -------     --------      ---------    ---------
Balance, December 6,
  1997....................  120,000   $60,000   387,724   $213,248   1,560,000   $15,600     $(13,120)     $(488,682)   $(212,954)
                            =======   =======   =======   ========   =========   =======     ========      =========    =========

   The accompanying notes are an integral part of these financial statements.

                              THE MAIN QUAD, INC.

                            STATEMENT OF CASH FLOWS
          FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 6, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(128,286)
  Adjustments to reconcile net loss to net cash used for
     operating activities:
     Depreciation and amortization..........................     28,582
     Changes in operating assets and liabilities
       Accounts receivable..................................    (24,480)
       Prepaid expenses.....................................     (2,850)
       Other assets.........................................     45,285
       Accounts payable.....................................    (24,060)
       Accrued expenses.....................................     (9,736)
       Deferred revenue.....................................       (550)
                                                              ---------
       Net cash used for operating activities...............   (116,095)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets.................................     (1,359)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of Series B Preferred Stock........    213,248
  Advance from Student Advantage............................     25,000
  Repayment of notes........................................   (110,234)
  Payment of capital leases.................................    (10,607)
                                                              ---------
       Net cash provided by financing activities............    117,407
                                                              ---------
Net decrease in cash........................................        (47)
Cash, beginning of period...................................         47
                                                              ---------
Cash, end of period.........................................  $      --
                                                              =========
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $   2,275
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                              THE MAIN QUAD, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF THE BUSINESS

     The Main Quad, Inc. (the "Company") is organized as a California corporation. The Company also runs a comprehensive Web site positioned as an online collection of services and content for students in the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company derives revenue from advertisements placed on its Web site and from providing other advertising services to corporate sponsors participating in the network. Sponsor advertising revenue is recognized when all significant obligations have been fulfilled and collection of the related receivable is probable. Web site advertising revenue is recognized as the related impressions are displayed, provided that no significant obligations of the Company remain and collection of the related receivable is probable.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk and Significant Customers

     Financial instruments which potentially expose the Company to concentration of credit risk include accounts receivable. The Company does not require collateral but closely monitors amounts receivable from customers.

     Revenue of approximately $27,000 (28%) and $14,500 (15%) was attributable to two separate customers during the period from January 1, 1997 through December 6, 1997.

  Fixed Assets

     Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Maintenance and repair costs are expenses as incurred.

3.  FIXED ASSETS

     Fixed assets consist of the following:

                                                         ESTIMATED
                                                        USEFUL LIFE    DECEMBER 6,
                                                          (YEARS)         1997
                                                        -----------    -----------
Computer equipment and software.......................       3          $ 26,646
Furniture and fixtures................................       5             3,250
Office equipment......................................       5            35,332
                                                                        --------
                                                                          65,228
Less -- accumulated depreciation and amortization.....                   (46,797)
                                                                        --------
                                                                        $ 18,431
                                                                        ========

                              THE MAIN QUAD, INC.

     Depreciation and amortization expense totaled $28,572 for the period from January 1, 1997 through December 6, 1997.

4.  BORROWINGS

     The Company's borrowings consist of the following at December 6, 1997:

                                                                         DECEMBER 6,
                                                                            1997
                                                                         -----------
Notes payable, founders:
Non-interest bearing promissory notes payable to founders.............    $ 21,215
Notes payable, other related parties:
  Non-interest bearing promissory notes payable to other related
     parties..........................................................     166,296
                                                                          --------
                                                                          $187,511
                                                                          ========

5.  SERIES A AND SERIES B PREFERRED STOCK

     The Series A and Series B Preferred Stock have the following characteristics:

  Voting

     Except with regard to actions on which the Series A and Series B Stockholders are entitled to vote as a separate class, the holders of Series A and Series B Preferred Stock vote together with all other classes and series of stock on all actions to be taken by the stockholders of the Company.

  Dividends

     The holders of the outstanding Series A and Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends at the rate of 8% ($0.04) per share per annum, payable in preference and priority to any payment of any dividend on Common Stock. Such preferential dividend rights of the Series A and Series B Preferred Stock shall have equal priority to one another. Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of Series A or Series B Preferred Stock unless declared by the Board of Directors.

  Liquidation Preference

     In the event of any liquidation, dissolution, or winding-up of the Company, the holders of Series A and Series B Preferred Stock are entitled to receive, prior to and in preference to holders of Common Stock, the amount equal to the original purchase price for their respective series of Preferred Stock on a pro rata basis with all Preferred Stockholders, plus an amount equal to all declared but unpaid dividends on the Series A and Series B Preferred Stock.

  Conversion

     Each share of Series A and Series B Preferred Stock may be converted, at the option of the holders thereof, at any time after the date of the issuance, into one share of Common Stock, subject to adjustment in the event of stock split, combination or recapitalization.

  Warrants

     In connection with the issuance of Series A and Series B Preferred Stock, the Company issued warrants to purchase 40,000 shares of Series A Preferred Stock and 69,093 shares of Series B Preferred

                              THE MAIN QUAD, INC.

Stock at their respective par values. These warrants are immediately exercisable, and will terminate five years from the date of issuance, unless the Company's initial sale of its Common Stock in a public offering or the acquisition of the Company occurs prior to that date.

6.  COMMON STOCK

     Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the Series A and Series B Preferred stockholders.

7.  COMMITMENTS

     The Company leases its office space and certain office equipment under non-cancelable operating and capital leases. Total rent expense under these leases was approximately $41,600 for the period from January 1, 1997 through December 6, 1997.

     Future minimum lease commitments at December 6, 1997 are as follows:

                                                             CAPITAL
YEAR ENDING DECEMBER 31,                                     LEASES
------------------------                                     -------
1998.....................................................    $11,063
1999.....................................................      1,844
                                                             -------
                                                              12,097
Less: portion representing interest......................     (1,098)
                                                             -------
                                                             $11,809
                                                             =======

     There are no lease commitments for the period from December 7, 1997 through December 31, 1997.

8.  SUBSEQUENT EVENT

     In December of 1997, the Company was purchased by Student Advantage. Student Advantage paid $272,000 in cash and issued 270 Members' Interests with an estimated fair value of $106,000 in exchange for the net assets of the Company, which consisted of certain office equipment as well as customer lists, non-compete agreements and other intangible assets. In 1998, the agreement was amended to eliminate the contingency provisions, and Student Advantage agreed to issue an additional 480 Members' Interests with an aggregate fair value of $225,000.

     [The graphic on the inside back cover is a triangle centered in the middle of the page with the terms students, universities and businesses on each point of the triangle.

     A circle in the middle of the triangle has 3 arrows pointing towards students, businesses and universities and represents Student Advantage as the intersection of these three communities. The Student Advantage logo is at the top of the page and the heading Student Advantage is centered beneath the logo.]

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee........................................  $  22,379
NASD filing fee.............................................      8,550
Nasdaq National Market listing fee..........................          *
Blue Sky fees and expenses..................................          *
Transfer Agent and Registrar fees...........................     10,000
Accounting fees and expenses................................          *
Legal fees and expenses.....................................          *
Printing and mailing expenses...............................          *
Miscellaneous...............................................          *
                                                              ---------
          Total.............................................  $       *
                                                              =========

---------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Registrant's Amended and Restated Certificate of Incorporation. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts, actually and reasonably incurred by any such person's services as a director or officer of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant, if such officer or director acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of the Registrant and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Under Section 7 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding shares of common stock issued and options granted by the Registrant since March 1996. Further included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     (a) Issuances of Capital Stock.

     1. In February 1996, Student Advantage LLC issued 111 membership units of the predecessor LLC to David Liniado in connection with the purchase of certain assets from David M. Liniado d/b/a DML Enterprises.

     2. In March 1996, Student Advantage LLC sold 2,479 membership units in the predecessor LLC to Princeton Review Publishing, L.L.C. for $250,000.

     3. In May 1996, Ms. Abegglen exercised options to purchase 350 membership units of the predecessor LLC.

     4. In April 1997, Student Advantage LLC issued 239 membership units to Mr. Liniado in satisfaction of obligations under an asset purchase agreement.

     5. In December 1997, Student Advantage issued 270 membership units to The Main Quad, Inc. in connection with an asset purchase agreement. In October 1998, Student Advantage issued an additional 480 membership units in satisfaction of obligations under an ancillary agreement to such asset purchase agreement.

     6. On October 20, 1998, in connection with the recapitalization of Student Advantage LLC, Student Advantage, Inc. issued a total of 16,133,892 shares of common stock and 1,497,036 shares of Series A convertible preferred stock (convertible into 4,491,108 shares of common stock) in exchange for LLC interests.

     7. On October 20, 1998, the Registrant sold an aggregate of 1,250,000 shares of Series A Convertible Preferred Stock (convertible into 3,750,000 shares of common stock) to Greylock IX Limited Partnership and Marc Turtletaub for $10.0 million.

     (b) Certain Grants and Exercises of Stock Options. The Registrant's 1998 Stock Incentive Plan and the 1998 California Stock Incentive Plan were adopted by the Board of Directors and approved by the stockholders of the Registrant on December 10, 1998. As of April 5, 1999, options to purchase 120,000 shares of common stock had been exercised for a consideration of $40,000 under the Registrant's 1998 Stock Incentive Plan and options to purchase 2,222,550 shares of common stock were outstanding under the Registrant's 1998 Stock Incentive Plan.

     The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or
(ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1        Form of Underwriting Agreement.*
 3.1      Certificate of Incorporation of the Registrant, as amended.
 3.2      Amended and Restated Certificate of Incorporation of the
          Registrant, to be effective upon the closing of this
          offering.*
 3.3      Restated Bylaws of the Registrant, as amended.
 3.4      Amended and Restated By-Laws of the Registrant, to be
          effective upon the closing of this offering.*
 4.1      Specimen certificate for shares of common stock.*
 5        Opinion of Hale and Dorr LLP.*
10.1      1998 Stock Incentive Plan, including form of stock option
          agreement for incentive stock option.
10.2      1999 Employee Stock Purchase Plan.*
10.3      Loan and Security Agreement between US Trust Bank and the
          Company, dated March 31, 1999.*
10.4      Form of Indemnification Agreement between the Company and
          each of its directors and officers.
10.5      Investor Rights Agreement, dated as of October 20, 1998,
          among the Company and certain stockholders.
10.6      Employment Agreement, dated March 25, 1996, between the
          Company and Raymond V. Sozzi, Jr., as amended by First
          Amendment to Employment Agreement, dated as of October 20,
          1998.
10.7      Agreement, effective as of February 1, 1997, between AT&T
          Communications, Inc. and the Company.*
10.8      Marketing Agreement, effective February 1, 1998, between
          AT&T Corp. and the Company.*
10.9      Notice of AT&T's Election to Extend Agreements, dated July
          14, 1998.*
10.10     Leases for premises at 280 Summer Street, Boston,
          Massachusetts.
10.11     Investment Agreement, dated March 25, 1996, between the
          Company and Princeton Review Publishing, L.L.C.
10.12     Letter Agreement, dated September 8, 1997, between the
          Company and Princeton Review Publishing, L.L.C.
10.13     Letter Agreement, dated October 20, 1998, between the
          Company and Princeton Review Publishing, L.L.C.
10.14     Master Services Agreement, dated December 22, 1997, between
          USWEB NY Central and the Company.*
10.15     Promissory Note (Equipment) to USTrust dated March 31,
          1999.*
10.16     Master Note to US Trust Bank March 31, 1999.*
11.1      Statement re: Computation of net loss per share and
          unaudited pro forma net loss per share.
23.1      Consent of PricewaterhouseCoopers LLP (Student Advantage,
          Inc.)
23.2      Consent of PricewaterhouseCoopers LLP (Collegiate Advantage,
          Inc.)
23.3      Consent of PricewaterhouseCoopers LLP (The Main Quad, Inc.)
23.4      Consent of Hale and Dorr LLP (included in Exhibit 5).*
24        Power of Attorney (included on page II-6).
27        Financial Data Schedule.

---------------

* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 7th day of April, 1999.
                                          STUDENT ADVANTAGE, INC.

                                          By:   /s/ RAYMOND V. SOZZI, JR.
                                            ------------------------------------
                                              Raymond V. Sozzi, Jr.
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Student Advantage, Inc., hereby severally constitute and appoint Raymond V. Sozzi, Jr., Christopher B. Andrews and Mark G. Borden, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Student Advantage, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                 TITLE                        DATE
              ---------                                 -----                        ----

      /s/ RAYMOND V. SOZZI, JR.         Chairman of the Board, President and    April 7, 1999
--------------------------------------  Chief Executive Officer
        Raymond V. Sozzi, Jr.

      /s/ CHRISTOPHER B. ANDREWS        Vice President, Finance and             April 7, 1999
--------------------------------------  Administration, Treasurer and
        Christopher B. Andrews          Secretary (Principal Financial and
                                        Accounting Officer)

        /s/ WILLIAM S. KAISER           Director                                April 7, 1999
--------------------------------------
          William S. Kaiser

           /s/ JOHN KATZMAN             Director                                April 7, 1999
--------------------------------------
             John Katzman

         /s/ MARC TURTLETAUB            Director                                April 7, 1999
--------------------------------------
           Marc Turtletaub

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------

 1        Form of Underwriting Agreement.*
 3.1      Certificate of Incorporation of the Registrant, as amended.
 3.2      Amended and Restated Certificate of Incorporation of the
          Registrant, to be effective upon the closing of this
          offering.*
 3.3      Restated Bylaws of the Registrant, as amended.
 3.4      Amended and Restated By-Laws of the Registrant, to be
          effective upon the closing of this offering.*
 4.1      Specimen certificate for shares of common stock.*
 5        Opinion of Hale and Dorr LLP.*
10.1      1998 Stock Incentive Plan, including form of stock option
          agreement for incentive stock option.
10.2      1999 Employee Stock Purchase Plan.*
10.3      Loan and Security Agreement between US Trust Bank and the
          Company, dated March 31, 1999.*
10.4      Form of Indemnification Agreement between the Company and
          each of its directors and officers.
10.5      Investor Rights Agreement, dated as of October 20, 1998,
          among the Company and certain stockholders.
10.6      Employment Agreement, dated March 25, 1996, between the
          Company and Raymond V. Sozzi, Jr., as amended by First
          Amendment to Employment Agreement, dated as of October 20,
          1998.
10.7      Agreement, effective as of February 1, 1997, between AT&T
          Communications, Inc. and the Company.*
10.8      Marketing Agreement, effective February 1, 1998, between
          AT&T Corp. and the Company.*
10.9      Notice of AT&T's Election to Extend Agreements, dated July
          14, 1998.*
10.10     Leases for premises at 280 Summer Street, Boston,
          Massachusetts.
10.11     Investment Agreement, dated March 25, 1996, between the
          Company and Princeton Review Publishing, L.L.C.
10.12     Letter Agreement, dated September 8, 1997, between the
          Company and Princeton Review Publishing, L.L.C.
10.13     Letter Agreement, dated October 20, 1998, between the
          Company and Princeton Review Publishing, L.L.C.
10.14     Master Services Agreement, dated December 22, 1997, between
          USWEB NY Central and the Company.*
10.15     Promissory Note (Equipment) to US Trust dated March 31,
          1999.*
10.16     Master Note to US Trust Bank March 31, 1999.*
11.1      Statement Re: Computation of net loss per share and
          unaudited pro forma net loss per share.
23.1      Consent of PricewaterhouseCoopers LLP (Student Advantage,
          Inc.)
23.2      Consent of PricewaterhouseCoopers LLP (Collegiate Advantage,
          Inc.)
23.3      Consent of PricewaterhouseCoopers LLP (The Main Quad, Inc.)
23.4      Consent of Hale and Dorr LLP (included in Exhibit 5).*
24        Power of Attorney (included on page II-6).
27        Financial Data Schedule.

---------------

* To be filed by amendment.